UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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The Spectranetics Corporation
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THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333

________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2011

The Annual Meeting of the Stockholders of THE SPECTRANETICS CORPORATION (the “Company”) will be held at 9945 Federal Drive, Colorado Springs, Colorado on June 9, 2011, at 9:00 a.m. (MDT) for the following purposes:

1. To elect Anne Melissa Dowling, Daniel A. Pelak and Maria Sainz to the Board of Directors to serve a three-year term until the 2014 Annual Meeting of Stockholders, or until their successors are elected and have been duly qualified.

2. To hold a non-binding advisory vote on the compensation of our named executive officers.

3. To hold a non-binding advisory vote on the frequency of future executive compensation advisory votes.

4. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for the year ended December 31, 2011.

5. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 12, 2011, the record date, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. You may also vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and vote your shares in person, your proxy will not be used.

BY ORDER OF THE BOARD OF DIRECTORS,
Roger Wertheimer
Vice President, General Counsel & Secretary
Colorado Springs, Colorado
April 27, 2011

THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 9, 2011

PROXY STATEMENT
________________
SOLICITATION OF PROXIES

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of THE SPECTRANETICS CORPORATION (the “Company”) for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 9945 Federal Drive, Colorado Springs, Colorado on June 9, 2011, at 9:00 a.m. (MDT). This Proxy Statement and proxy are being mailed to stockholders on or about May 6, 2011.

The cost of soliciting proxies is being borne by the Company. The Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies by telephone or by oral communication or by other appropriate means. The Company does not currently anticipate hiring a firm to solicit proxies. The Company will pay all costs related to the preparation of this Proxy Statement, including legal fees, printer costs and mailing costs.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011:

The Proxy Statement and the Company’s 2010 Annual Report are available on the Company’s website at www.spnc.com/proxy.

RECORD DATE AND VOTING OF SECURITIES

Only holders of record of the Company’s common stock (“Common Stock”) outstanding as of the close of business on April 12, 2011, will be entitled to notice of and to vote on matters presented at the Meeting or any adjournments or postponements thereof. As of April 12, 2011 there were 33,321,703 shares of Common Stock outstanding. Each share of Common Stock will be entitled to one vote on each matter presented at the Meeting, and there is no cumulative voting.

In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Each matter is tabulated separately. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the candidates receiving the plurality of votes. Adoption of the other proposals requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions are counted in tabulations of the votes cast on all proposals presented to stockholders, thereby effectively counting as votes against such proposals. Broker non-votes are not counted for any purpose in determining whether a proposal has been approved. As a result, broker non-votes will not affect the outcome of any proposal.

With regard to the proposal regarding the advisory vote on the frequency of future executive compensation advisory votes, if none of the frequency alternatives (one year, two years or three years) receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, we will consider the highest number of affirmative votes cast by stockholders to be the frequency that has been selected by our stockholders. Because the advisory vote on the frequency of future executive compensation advisory votes is advisory and not binding on Spectranetics or the Board in any way (as is also the case for the advisory vote on executive compensation and the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC), the Board may decide that it is in the Company’s and its stockholders best interests to hold an advisory vote on future executive compensation votes more or less frequently than the option approved by our stockholders.

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i) by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

(ii) by telephone; or

(iii) electronically through the Internet.

Voting By Proxy Card.  Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If no specification is made in a properly executed proxy received by the Company, then the proxy will be voted (i) FOR the election of the three nominees to the Board of Directors listed herein, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, (iii) for the frequency of every “ONE YEAR,” on an advisory basis, of future executive compensation advisory votes, and (iv) FOR the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm. If you own Common Stock through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting By Telephone Or Through The Internet.  If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 12:00 p.m., Central Time, on June 8, 2011. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of Common Stock are held in “street name” for your account, you should contact your broker, bank or other nominee to determine if you may vote by telephone or through the Internet.

REVOCATION OF PROXY

A proxy may be revoked by a stockholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another proxy bearing a later date, or by attending the Meeting and voting in person. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described thereon to ensure that all of the shares are represented. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our periodic reports on Form 10-Q and Form 8-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 31, 2011, by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each of the Company’s directors; (iii) the named executive officers (as defined below under the caption “Executive Compensation—Summary Compensation Table” in this Proxy Statement); and (iv) all of the current executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. “Percentage of Outstanding Shares” is based on 33,321,703 shares of Common Stock outstanding on March 31, 2011.

Name and Address	Shares Owned (1)	Right to Acquire (2)	Total Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders
Wells Fargo & Company (3)	3,420,052	—	3,420,052	10.3%
BlackRock, Inc. (4)	2,014,952	—	2,014,952	6.1%
Paragon Associates (5)	2,020,000	—	2,020,000	6.1%
Wall Street Associates, LLC (6)	1,958,100	—	1,958,100	5.9%
Directors and Named Executive Officers (7)
David G. Blackburn (8)	25,610	75,590	101,200	*
Anne Melissa Dowling (8)	20,000	—	20,000	*
R. John Fletcher (8)	35,000	120,000	155,000	*
William C. Jennings (8)	20,000	—	20,000	*
Daniel A. Pelak (8)	10,000	—	10,000	*
Joseph M. Ruggio, M.D. (8) (9)	15,750	110,000	125,750	*
Maria Sainz (8)	10,000	—	10,000	*
Craig M. Walker, M.D. (8)	417,000	15,000	432,000	1.3%
Emile J. Geisenheimer (10)	323,527	490,000	813,527	2.4%
Guy A. Childs	63,797	145,000	208,797	*
Jason D. Hein	63,771	85,624	149,395	*
Shahriar Matin	13,422	67,187	80,609	*
Roger Wertheimer	1,800	30,000	31,800	*
All current executive officers and directors as a group (14 persons)	1,019,677	1,138,401	2,158,078	6.3%

____________
*      Less than 1%

(1)
Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Also includes restricted stock awards, whether vested or unvested. Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can be acquired through stock options exercisable or restricted stock units vesting within 60 days of March 31, 2011.

(3)
Information obtained from Schedule 13G/A filed with the Securities and Exchange Commission (SEC) on January 20, 2011. Includes shares beneficially owned by Wells Capital Management Incorporated, Peregrine Capital Management, Inc., Wells Fargo Advisors, LLC, Wells Fargo Bank, N.A. and Wells Fargo Funds Management, LLC. The filing noted that Wells Fargo & Company is a parent holding company and claims sole dispositive power for 3,192,052 shares, and sole voting power for 2,543,479 shares.

(4)
Information obtained from Schedule 13G/A filed with the SEC on February 8, 2011. Includes shares owned by BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC and BlackRock Investment Management, LLC. The filing noted that BlackRock, Inc. is a parent holding company and claims sole dispositive power and sole voting power for 2,014,952 shares.

(5)
Information obtained from Schedule 13D filed with the SEC on November 2, 2010. Includes shares owned by Paragon Associates and Paragon Associates II Joint Venture (Paragon JV), Paragon Associates II, Ltd., Bradbury Dyer III/SJ Madstone LP (Madstone), and Bradbury Dyer III. Paragon JV claims sole dispositive power and sole voting power for 2,000,000 shares and Madstone claims sole dispositive power and sole voting power for 20,000 shares. Bradbury Dyer III controls the investment decisions of Paragon JV and Madstone.

(6)
Information obtained from Schedule 13G/A filed with the SEC on February 14, 2011. The filing noted that Wall Street Associates, LLC claims sole dispositive power for 1,958,100 shares and sole voting power for 1,078,100 shares.

(7)	The address of each of the directors and the named executive officers listed is c/o The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, CO 80921.

(8)
Shares owned include 5,000 shares of unvested restricted stock awards granted to Mr. Blackburn, Ms. Dowling, Mr. Fletcher, Mr. Jennings, Dr. Ruggio and Dr. Walker at the June 25, 2010 Annual Meeting of Stockholders, pursuant to the Spectranetics Corporation 2006 Incentive Award Plan (the “2006 Incentive Award Plan”). Also included are 1,000 shares of unvested restricted stock awards granted to Mr. Blackburn and 3,000 shares of unvested restricted stock awards granted to Dr. Ruggio for board committee positions; and 10,000 shares of unvested restricted stock awards granted to each of Mr. Pelak and Ms. Sainz upon their appointment as new Board members. These shares of restricted stock vest one year from the date of grant.

(9)	Includes options to purchase 54,234 shares held in constructive trust for the economic benefit of his ex-wife.

(10)	Mr. Geisenheimer retired from his positions of Chairman, President and Chief Executive Officer effective November 1, 2010. He resigned from the Board of Directors effective January 31, 2011.

BOARD OF DIRECTORS

The following table lists the members of the Board of Directors of the Company, their ages as of March 31, 2011, their positions with the Company, the year first elected as a director, and the expiration of their current term.

Name	Age	Positions with the Company	Director Since	Term Expires
David G. Blackburn	72	Director	2003	2012
Anne Melissa Dowling (1)	52	Director	2009	2011
R. John Fletcher	65	Chairman of the Board of Directors	2002	2012
William C. Jennings	71	Director	2009	2013
Daniel A. Pelak (1)	59	Director	2010	2011
Joseph M. Ruggio, M.D.	56	Director	1997	2013
Maria Sainz (1)	45	Director	2010	2011
Craig M. Walker, M.D.	57	Director	2004	2012
____________
(1) Nominated for re-election to the Board for a three-year term.

The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring are voted upon, and upon election each such director serves a three-year term. The Board of Directors may determine from time to time the size of the Board of Directors, but in no event can it determine to have a Board consisting of less than four or more than nine directors. The size of the Board is currently set at eight. If the number of directors is changed, any increase or decrease is apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director holds office until the annual meeting for the year in which his term expires until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

The Company is not aware of any family relationships among any of the directors and executive officers of the Company.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that Spectranetics is managed for the long-term benefit of its stockholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve the Company’s corporate governance policies and practices.

In April 2008, the Board of Directors of the Company adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving the best interests of the Company and its stockholders. The Guidelines address such matters as director qualification standards, director independence, selection of new directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines, limitations on director service on other boards, the annual self-evaluation process and leadership development. A complete copy of the Guidelines is available in the Investor Relations section of the Company’s website at www.spectranetics.com.

Corporate Code of Conduct

The Board has adopted a Corporate Code of Conduct, which was revised and approved in December 2010 (the “Code of Conduct”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Conduct, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NASDAQ Global Market. The Code of Conduct is posted on our website at www.spectranetics.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. We intend to disclose future amendments to certain provisions of our Code of Conduct, and any waiver of provisions of the Code of Conduct required to be disclosed under the rules of the SEC or listing standards of the NASDAQ Global Market, on our website.

Director Independence

Our Board makes an annual determination as to the independence of each Board member under the current standards for “independence” established by the NASDAQ Global Market. In March 2010, the Board determined that all of its directors are independent under these standards except for (i) Mr. Geisenheimer, who served as Chairman, President and Chief Executive Officer of the Company until November 1, 2010 and resigned from the Board effective January 31, 2011; (ii) Dr. Ruggio, who received compensation from the Company in 2008, 2009 and 2010 related to the purchase of a patent by the Company from Dr. Ruggio covering an apparatus and method for aspirating intravascular, pulmonary and cardiac obstructions as well as certain ongoing royalties on net sales of products that practice one or more of the inventions covered by the patent; and (iii) Dr. Walker, who received compensation from the Company in 2008, 2009 and 2010 pursuant to a consulting agreement under which Dr. Walker trains physicians in the use of the Company’s excimer laser technology and provides consulting services in connection with speaker honoraria and directing or moderating laser training courses.

Leadership Structure

Until November 1, 2010, the roles of Chairman of the Board and Chief Executive Officer were combined. At the time of Mr. Geisenheimer’s retirement from his positions as Chairman of the Board and Chief Executive Officer, the Board considered the advisability of next electing an independent director as Chairman of the Board. In December 2010, Mr. Fletcher, an independent director, was elected Chairman of the Board. We have not yet filled the Chief Executive Officer position.

Our Board believes that, at the present time, the interests of the Company and our stockholders are best served by the leadership and direction provided by an independent Chairman of the Board. The Board believes that this structure enhances the Board’s oversight of, and independence from, management, and enhances the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders. The Board also believes that this leadership structure will allow the Chief Executive Officer, once hired, to focus his or her time and energy on operating and managing the Company and leverage the experiences and perspectives of the independent Chairman of the Board. Furthermore, the Audit, Compensation, Nominating and Corporate Governance, and Executive committees, each of which is made up entirely of independent directors, perform various oversight functions independent of management. We may in the future again combine the roles of Chief Executive Officer and Chairman of the Board depending on the then current circumstances.

The Board’s Role in Risk Oversight

The Board of Directors has two primary methods of overseeing risk. The first method is through the Company’s Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board committees.

The goal of the ERM process is to provide an ongoing process, effected at all levels of the Company across each business unit and corporate function, to identify and assess risk, monitor risk, and agree on mitigating action. Where the ERM process identifies a material risk, it will be elevated through the CEO or Management’s Executive Council to the Board of Directors for its consideration. The Audit Committee amended its charter in October 2010, as requested by the Board, to expressly include as one of the Committee’s responsibilities the oversight of management’s processes to manage the Company’s enterprise wide risk. In this regard, the Audit Committee periodically receives and reviews presentations from management regarding the ERM process to assess whether it appears to be functioning effectively.

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the responsibility for the oversight of the Company’s risk management processes. Senior management attends regular meetings of the Board of Directors, provides presentations on operations, including significant risks, and is available to address any questions or concerns raised by the Board of Directors. Specific examples of risks primarily overseen by the full Board of Directors include, but are not limited to, legal risks, competition risks, industry risks, economic risks, liquidity risks, business operations risks, reputational risks and risks related to acquisitions and dispositions.

Additionally, our board committees assist the Board of Directors in fulfilling its oversight responsibilities in the ERM process.

(1)The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial and auditing risks and treasury risks.

(2)The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

(3)The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning and corporate governance.

(4)The Compliance Committee assists the Board of Directors in fulfilling its oversight responsibilities by considering risks relating to the Company’s operations within the medical device industry specifically, its compliance with applicable laws and regulations and its compliance with the terms of the five-year Corporate Integrity Agreement (CIA) entered into with the Office of Inspector General of the United States Department of Health and Human Services (OIG) as part of the resolution of a federal investigation.

Our Board is apprised by the Chair of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. We believe the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.

Stockholder Communications with the Board

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any Board committee or any individual Board member. Communications will be directed to our Corporate Secretary, who will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the directors. Communications should include the name, mailing address and telephone number of the stockholder sending the communication, the number of shares of Company common stock owned by the stockholder and, if the stockholder is not the record owner of the stock, the name of the record owner. The Corporate Secretary will forward all communications which are not more suitably directed to management to the Board, committee or individual director(s), as appropriate. The Corporate Secretary will log all communications not forwarded to the Board, committee or individuals and will make such log available to the Board. Stockholders who wish to communicate with the Board can write to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921.

Board Committees and Meetings

The Board held 12 meetings during 2010. No director attended fewer than 75% of all Board meetings and meetings of any committee on which he or she served during 2010. Members of the Board and its committees also consulted informally with each other and with management from time to time and acted at various times by written consent without a meeting during 2010. We typically schedule a Board meeting in conjunction with our Annual Meeting of Stockholders and expect that all of our directors will attend the Annual Meeting, absent a valid reason. All individuals then serving as directors attended our 2010 Meeting, except Mr. Jennings.

The Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. The Board has also appointed an ad hoc Executive Committee to serve until such time as the Board identifies and retains a Chief Executive Officer.

Audit Committee.  In 2010, the Audit Committee consisted of three directors, Mr. Jennings, who serves as Chairperson, Ms. Dowling and Mr. Blackburn, all of whom are “independent” under the current NASDAQ Global Market listing standards and SEC rules regarding audit committee membership. The Audit Committee currently consists of Ms. Dowling, Mr. Jennings and Mr. Pelak. Mr. Jennings and Ms. Dowling were appointed to the Audit Committee in March 2009. Mr. Pelak, who is also “independent” under the current NASDAQ Global Market listing standards and SEC rules regarding audit committee membership, was appointed to the Audit Committee in December 2010.

Pursuant to Section 407 of the Sarbanes Oxley Act, the SEC has adopted rules requiring the Company to disclose whether the Company’s Audit Committee has at least one “audit committee financial expert,” as that term is defined in the SEC’s rules and regulations. The Board has determined that Mr. Jennings qualifies as an audit committee financial expert.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) our accounting and financial reporting process and the audit of our financial statements; (ii) the adequacy and effectiveness of our systems of internal accounting and financial controls; (iii) the performance, qualifications and independence of our independent auditors; (iv) the portions of the Code of Conduct that relate to the integrity of accounting and financial reporting; and (v) our processes and procedures regarding enterprise wide risk management. The Audit Committee also oversees the Company’s policy and procedures for the review, approval or ratification of transactions with related persons. The Audit Committee also pre-approves all audit and permissible non-audit services to be performed for Spectranetics by its independent registered public accounting firm in accordance with the policy described later in this Proxy Statement. The Audit Committee is responsible for preparing the report that is required by SEC rules to be included in this Proxy Statement.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures can be found on our website at www.spectranetics.com.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee.

The Audit Committee held 10 meetings during 2010. The report of the Audit Committee for 2010 can be found following the “Director Compensation” section in this Proxy Statement.

The Board has adopted an Audit Committee Charter, which is available on our website at www.spectranetics.com.

Compensation Committee.  In 2010, the Compensation Committee consisted of three directors, Ms. Dowling, who serves as Chairperson, Mr. Jennings and Mr. Blackburn, all of whom are “independent” under the current NASDAQ Global Market listing standards. Ms. Dowling and Mr. Jennings were appointed to the Compensation Committee in March 2009. The Compensation Committee currently consists of Ms. Dowling, Mr. Jennings and Ms. Sainz. Ms. Sainz, who is also “independent” under the current NASDAQ Global Market listing standards, was appointed to the Compensation Committee in December 2010.

The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans and determining executive officer and director compensation. The Compensation Committee also participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and produces a Compensation Committee Report for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations.

With respect to the compensation of executive officers, in connection with an annual performance review by our Chief Executive Officer, the Chief Executive Officer assesses the individual performance of each executive officer other than the CEO and proposes base salaries for each. The Compensation Committee completes an annual performance review of our CEO. In addition, the Compensation Committee annually reviews a salary survey of healthcare companies and actual salary amounts provided in peer group proxy statements. Based on evaluations submitted by the CEO, the Committee’s evaluation of the CEO, and a review of relevant third-party compensation data as described above, the Compensation Committee sets compensation levels for the Company’s executive officers that correspond to the Company’s goals and objectives. As part of the evaluation of the CEO, the Committee also solicits feedback from other Board members. In March 2011, because we did not have a CEO at the time this process took place, our Compensation Committee assessed the individual performance of each executive officer.

The Compensation Committee reviews and approves incentive compensation plans and makes recommendations to the Board with respect to equity-based plans. In addition, it approves any grants of stock options and other equity awards to the Company’s executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”). The Compensation Committee also reviews and approves grants of stock options and other equity awards to the Company’s employees. In 2010, the Compensation Committee delegated the review and approval of quarterly grants to non-officer new hires, within certain pre-determined guidelines, to the Chief Financial Officer and General Counsel, acting jointly. The Compensation Committee certifies whether performance goals, which are established by the Board of Directors, are met before performance-based compensation is paid to executive officers. The Compensation Committee is also responsible for administering the equity-based plans, including the 2006 Incentive Award Plan.

In 2010, the Compensation Committee engaged each of Pearl Meyer & Partners and Towers Watson, compensation consulting firms, to act as the Committee’s consultants on executive and director compensation matters. With regard to executive compensation, Towers Watson provided general advice regarding the reasonableness of our executive compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our total compensation program structure, including equity programs, in supporting our business objectives. With regard to director compensation, Pearl Meyer & Partners provided general advice regarding the reasonableness of our director compensation levels in comparison with those of other similarly situated Boards of Directors and on the appropriateness of our total director compensation program structure.

The Compensation Committee held 15 meetings during 2010, which included periodic meetings to review and approve pending stock option grants. The report of the Compensation Committee for 2010 can be found below under the caption “Compensation Discussion and Analysis” in this Proxy Statement.

The Compensation Committee has adopted a Compensation Committee Charter, which is available on our website at www.spectranetics.com.

Nominating and Corporate Governance Committee.  In 2010, the Nominating and Corporate Governance committee consisted of four directors, Mr. Fletcher, who served as Chairperson, Messrs. Blackburn and Jennings, and Ms. Dowling, all of whom are “independent” under the current NASDAQ Global Market listing standards. The Nominating and Corporate Governance Committee currently consists of three directors, Ms. Dowling, who was appointed as Chairperson in December 2010, Mr. Fletcher and Mr. Jennings. The Nominating and Corporate Governance Committee proposes nominees for election to the Board, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended the nominees for election at this Annual Meeting. Other duties and responsibilities include: assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as the Corporate Governance Guidelines, the Company’s Certificate of Incorporation and Bylaws and the charters of the Board committees.

The Nominating and Corporate Governance Committee held 14 meetings during 2010. The Nominating Committee was formed in April 2004, and in April 2008, the Board changed the name of the committee and expanded its duties pursuant to a revised Nominating and Corporate Governance Committee Charter, which is available on our website at www.spectranetics.com.

Criteria for Director Nominees.  The Nominating and Corporate Governance Committee evaluates each nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The qualifications of a director candidate should provide balance to the current Board’s knowledge, perspective, experience and expertise. A director candidate is examined in light of the Company’s current and anticipated needs. In determining whether to recommend a current director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

In seeking individuals to join the Board of Directors, the Nominating and Corporate Governance Committee considers the following to be minimum qualifications that a candidate must possess:

•	Commitment to promoting the long-term interests of the Company’s stockholders;

•	Strong professional and personal reputations consistent with the Company’s values;

•	Broad general business experience and acumen, which may include experience in management, finance, marketing and/or accounting;

•	Leadership experience and experience with strategic planning;

•	Familiarity with the Company’s industry and marketplace;

•	Well-educated, including possible graduate degrees and professional training;

•	Mature business judgment and a high level of personal and professional integrity; and

•	Sufficient time, energy and attention to devote to the Company’s business as a member of the Board.

In addition, the Nominating and Corporate Governance Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined under the current NASDAQ Global Market listing standards; and

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the committee has in the past used and may in the future use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election. The Company’s minimum director qualifications provide that there will be no discrimination based on race, ethnicity, national origin, gender, religion or disability in considering a candidate for the Board.

Stockholder Recommendations for Nominations to the Board of Directors.  The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares of Spectranetics common stock. Candidates recommended by stockholders will be evaluated in the same manner as any other candidate. Stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chair of the Nominating and Corporate Governance Committee, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A stockholder recommendation must contain the following information:

•	documentation supporting that the writer is a stockholder of Spectranetics and a statement that the writer is recommending a candidate for nomination as a director;

•
a resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to Spectranetics business;

•	the number of shares of Spectranetics common stock beneficially owned by the candidate;

•
a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Spectranetics, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•
detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a signed consent of the candidate to serve as a director, if nominated and elected; and

•
the other information set out in our Policy and Procedures Regarding the Consideration of Director Candidates Recommended by Security Holders, which is available on our website at www.spectranetics.com.

In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate. The Nominating and Corporate Governance Committee has sole discretion to decide which individuals to recommend for nomination as directors by the Board of Directors.

Any stockholder that desires to recommend a candidate for nomination to the Board who would be considered for election at the Annual Meeting of Stockholders in 2012 is strongly encouraged to do so no later than the date that proposals meeting the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are due. See “Date of Receipt of Stockholder Proposals.”

Compliance Committee. The Compliance Committee was formed in September 2008 and met quarterly during 2010. The Compliance Committee consists of two directors, Dr. Ruggio, who serves as Chairperson, and Mr. Blackburn. With the assistance of the Chief Compliance Officer and others, the Compliance Committee performs periodic reviews of the Company’s regulatory and commercial compliance policies and procedures and provides ongoing oversight of these policies and procedures to ensure compliance with relevant healthcare laws and regulations.

Under the terms of the five-year CIA, Spectranetics must maintain a Board Compliance Committee, consisting of at least two non-management members of the Board, and a Management Compliance Committee for the term of the CIA. The Board Compliance Committee will assist the Board, the Chief Compliance Officer, and the Management Compliance Committee in overseeing and maintaining the Company’s compliance program and complying with the terms of the CIA. The Board Compliance Committee also serves as a point of direct access, in the form of a confidential and anonymous compliance hotline, for Company employees who wish to bring compliance concerns directly to the Board.

Executive Committee. In October 2010 the Board appointed an ad hoc Executive Committee, consisting of Mr. Fletcher, Mr. Jennings and Ms. Dowling, to serve until such time as the Board identifies and retains a candidate to serve as the Company’s Chief Executive Officer. Also in October 2010, the Board designated Messrs. Childs, Matin and Hein as Management’s Executive Council. The three senior executives that comprise Management’s Executive Council work closely with the Executive Committee of the Board to handle chief executive officer responsibilities until a Chief Executive Officer is hired. The Executive Committee is responsible for working closely with Management’s Executive Council to ensure prompt and adequate communication between the Board and management. The Executive Committee is also primarily responsible for leading the Chief Executive Officer search process.

Compensation Committee Interlocks and Insider Participation

In 2010, Mr. Blackburn, Mr. Jennings, Ms. Dowling, and Ms. Sainz served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries. During the last fiscal year, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the Board of Directors or compensation committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions” to be consistent with the listing standards of the NASDAQ Global Market and Item 404(a) of Regulation S-K of the Securities Act. For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. In 2010, the Audit Committee approved the terms of a consulting agreement with Dr. Walker pursuant to which Dr. Walker trains physicians in the use of the Company’s excimer laser technology and provides consulting services in connection with speaker honoraria and directing or moderating laser training courses.

The policy defines “Related Party” as:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction, and either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee, subject to ratification of the transaction by the Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul the transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party. The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

(i)	to an executive officer or director of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K; or

(ii)
to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to the Company’s Board of Directors for approval, by the Executive Compensation Committee.

•	Transactions that are in the Company’s ordinary course of business and where the interest of the Related Party arises only:

(i)	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;

(ii)
from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

(iii)	from both such positions and ownership described above; or

(iv)
from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in the Company’s ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.

BUSINESS EXPERIENCE OF DIRECTORS

R. John Fletcher has served on the Board of Directors since March 2002 and was appointed Chairman of the Board in December 2010. Mr. Fletcher is currently Chief Executive Officer of Fletcher Spaght, Inc. (FSI), a strategy consulting organization, which he founded in 1983, and Managing Director of Fletcher Spaght Ventures, a venture fund. Prior to FSI, Mr. Fletcher was a manager at the Boston Consulting Group. Mr. Fletcher was a PhD candidate in International Business at The Wharton School, University of Pennsylvania, during which he earned a master’s degree in International Finance. He received his Master of Business Administration from Southern Illinois University. From 2005 to 2009, Mr. Fletcher served as a director of Panacos Pharmaceuticals Inc., a public biotechnology Company focused on therapeutic solutions for infectious disease. Mr. Fletcher currently serves as a director of AutoImmune, Inc. (until the second quarter of 2011), a public biotechnology Company developing orally-administered pharmaceutical products, and Axcelis Technologies, a public semiconductor equipment Company. Mr. Fletcher brings strategic insight, leadership and a wealth of experience in healthcare to the Board, both in the Company’s core businesses as well as new business opportunities. Additionally, he has experience as a public company director on other public company boards.

David G. Blackburn has served on the Board of Directors since December 2003. Mr. Blackburn was a principal with TRG Health Care Solutions, a firm specializing in the development of joint venture opportunities between hospitals, diagnostic centers and physicians, from 2003 to 2010. From 2001 to 2003, he served as a consultant with the same firm. From 1995 to 2001, Mr. Blackburn was president of Arkansas Heart Hospital, an investor-owned hospital specializing in the diagnosis and treatment of heart disease. Prior to that, he served as a senior executive of several hospitals. As a hospital administrator, Mr. Blackburn established and directed risk assessment activities in several hospitals, presented financial reports to boards and directed human resources, including compensation programs. Mr. Blackburn’s experience as a hospital executive and as a consultant in the healthcare industry uniquely qualifies him to serve as a director.

Anne Melissa Dowling has served on the Board of Directors since February 2009. Ms. Dowling was most recently the Senior Vice President for Strategy of the U.S. Insurance Group at MassMutual Financial Group (MMFG) during 2006 and 2007. In this role she determined the strategy for the insurance businesses (individual life, institutional insurance, disability income, long term healthcare, structured settlements), identifying new markets for MassMutual to pursue, new businesses to enter and disposition of non-strategic businesses. From 1996 to 2006, she built the Large Corporate Markets Division which served professional groups, employers, and high net worth individuals and families with executive benefit program design, balance sheet management, benefit funding and advanced estate planning tools. Ms. Dowling is a Chartered Financial Analyst (CFA), graduated from Columbia University School of Business with a Master of Business Administration in Finance, and from Amherst College with a dual degree in Fine Arts and French. She has served as a trustee of Amherst College, University of Connecticut Foundation, and numerous other community organizations. Ms. Dowling’s experience as an executive in the financial services industry provides strategic, leadership and management insights to the Board.

William C. Jennings has served on the Board of Directors since February 2009. Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, where he led its risk management and internal control consulting practice from 1991 until his retirement in 1999. Prior to that, Mr. Jennings served as a senior audit partner at Coopers & Lybrand, as a Senior Executive Vice President at Shearson Lehman Brothers responsible for quality assurance, internal audit and compliance and as Executive Vice President and Chief Financial Officer of Bankers Trust Company. Since retiring from PricewaterhouseCoopers LLP, Mr. Jennings has provided independent consulting services to a number of companies. Mr. Jennings served as a director of NYFIX, Inc. for four years until December 2007. Mr. Jennings graduated with a Bachelor of Science degree from the University of Akron and also holds a Master of Business Administration from the University of Florida. Mr. Jennings currently serves as a director of Axcelis Technologies, Inc. and Silgan Holdings Inc. Mr. Jennings brings to our Board of Directors extensive experience in finance, accounting and internal control matters, particularly as they apply to public companies. Additionally, he has experience as a public company director on other public company boards.

Daniel A. Pelak was appointed to the Board of Directors in November 2010. Mr. Pelak is currently a senior advisor to the private equity firm Welsh, Carson, Anderson and Stowe. From 2005 to 2008, he served as the President and Chief Executive Officer of Innerpulse, Inc., a privately held, early-stage cardiac medical device company. From 2002 to 2005, Mr. Pelak served as President and Chief Executive Officer of Closure Medical Corporation, a publicly held global leader in the development and manufacture of biomaterial-based medical adhesives, until its acquisition by Johnson & Johnson (Ethicon Division) in 2005. Prior to that, Mr. Pelak was employed by Medtronic Inc., where he advanced through multiple management positions over a 25-year period. His executive positions at Medtronic included Vice President, Cardiovascular Marketing and Vice President and General Manager of three operating divisions — Nortech, Cardiac Surgery Technology and Perfusion Systems. Mr. Pelak is currently the Chairman of K2M, Inc., and also serves on the board of the directors of the following privately held corporations: Affinergy, Inc., Vertos Medical Corp. and Mardil, Inc. From 2006 to 2010, Mr. Pelak served on the board of directors of AGA Medical, Inc., a publicly held medical device company which specializes in non-surgical techniques to treat structural heart defects and circulatory conditions. Mr. Pelak has over twenty years of experience as a senior executive in the medical technology industry and brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. He also has experience as a public company director on other public company boards.

Joseph M. Ruggio, M.D. has served as a director of the Company since February 1997. Dr. Ruggio is a practicing interventional cardiologist. Since 1995, Dr. Ruggio has served as Chairman and President of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation which he founded. He also serves as President and Chief Executive Officer of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Prior to that, Dr. Ruggio served as founder, Chairman, President and Chief Executive Officer of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc. Since 2000, Dr. Ruggio has served on the board of directors of

Monarch HealthCare, a large southern California Independent Practice Association (IPA). He also serves on the Scientific Advisory Board for Proteus Biomedical, a private company that specializes in intelligent medicine applications using advanced technologies. Dr. Ruggio’s experience as a practicing interventional cardiologist and as a healthcare executive provides an important perspective to the Board on the clinical performance of the Company’s products, competitive products and new products.

Maria Sainz was appointed to the Board of Directors in November 2010. Ms. Sainz is currently President and Chief Executive Officer of Concentric Medical, Inc., a privately held, commercial stage company that manufactures and markets minimally invasive devices that are delivered into the brain to remove blood clots that cause ischemic stroke. She has been in her current role since 2006. From 1991 to 2006, Ms. Sainz held various executive positions in the United States and Europe within the cardiac rhythm management, cardiac surgery and vascular intervention divisions of Eli Lilly’s medical device businesses and Guidant Corporation. From 2003 to 2006, Ms. Sainz was a member of the Guidant Management Committee as President, Cardiac Surgery Division, a 500-employee division that grew from $90 million to $176 million in annual revenue under her leadership. Following Guidant’s acquisition by Boston Scientific Corporation in 2006, she served as an advisor to the Chief Operating Officer and assisted in several transition activities in the United States and Europe. Ms. Sainz currently serves as a director of Orthofix NV, a publicly held company which designs, develops, manufactures and distributes medical equipment, principally for the orthopedic applications, and Neotract, Inc., a privately held medical device company. Ms. Sainz brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. Additionally, she has experience as a public company director on other public company boards.

Craig M. Walker, M.D. has served as a director of the Company since December 2004. He is a practicing interventional cardiologist. Dr. Walker is the Founder, President, and Medical Director of the Cardiovascular Institute of the South, a position he has held since August 1983; Medical Director of the CIS Cardiovascular Fellowship Training Program; Clinical Professor of Medicine, Tulane University School of Medicine; and Medical Director of the Cardiac Catheterization Laboratory at Terrebonne General Medical Center. Since 2009, Dr. Walker has served on the board of directors of Väsamed, Inc., a company which designs, licenses, manufactures and distributes noninvasive tools to diagnose and monitor circulatory health. He also serves on the board of directors of Idev, a private company which develops medical devices for use in interventional radiology, vascular surgery and cardiology. Dr. Walker’s experience as a practicing interventional cardiologist with extensive experience in coronary and peripheral interventions and as a healthcare executive provides an important perspective to the Board on the clinical performance of the Company’s products, competitive products and new products. Additionally, he has experience as a public company director on other public company boards.

EXECUTIVE OFFICERS

The current executive officers of the Company, their positions with the Company and their ages as of March 31, 2011 are as follows:

Name	Age	Office
Guy A. Childs (1)	45	Chief Financial Officer
Jason D. Hein (1)	42	Senior Vice President, Sales, Marketing and Business Development
Shahriar (Shar) Matin (1)	36	Senior Vice President, Operations, Product Development and International
Francisco (Frank) T. Rivas	57	Vice President, Chief Compliance Officer
Roger Wertheimer	52	Vice President, General Counsel & Secretary, Vice President, Human Resources
___________________

(1)
Following Mr. Geisenheimer’s retirement from the position of Chairman, President and Chief Executive Officer on November 1, 2010, the board of directors created a Management Executive Council, comprised of Messrs. Childs, Hein and Matin, to handle chief executive officer responsibilities until a chief executive officer is hired. The members of Management’s Executive Council work closely with the Executive Committee of the Board of Directors.

Each executive officer of the Company serves at the discretion of the Board of Directors. The Company is not aware of any family relationships among any of the directors and executive officers of the Company.

Guy A. Childs has served as our Chief Financial Officer since January 2003. In May 2002, Mr. Childs was appointed Acting Chief Financial Officer, a position he also held from May 1999 to December 1999. Since joining us in September 1991, Mr. Childs has held various accounting and financial management positions, the most recent being Director of Finance, which he held from January 2000 to May 2002. Prior to joining us, Mr. Childs worked for the public accounting firm of Deloitte & Touche, LLP serving as a senior accountant on various audit engagements in the financial services, healthcare and manufacturing industries.

Jason D. Hein has served as Senior Vice President, Sales, Marketing and Business Development since July 2010. Previously, he served as Senior Vice President, Sales and Marketing since July 2009. Prior to that, he served as our Vice President and General Manager, Lead Management from June 2008 to June 2009, our General Manager, Lead Management from January 2007 to June 2008, and Director of Lead Management Marketing from July 2006 to January 2007. Prior to joining Spectranetics, Mr. Hein spent seven years in Guidant’s Cardiac Rhythm Management (CRM) division, now owned by Boston Scientific. He was a manager in both sales and marketing, and he held various positions in sales, new product planning, and clinical studies. Mr. Hein also received several achievement and commendation medals for his work for the U.S. Navy’s ballistic missile submarines from 1992 to 1999. Mr. Hein received his Master of Business Administration from the University of Nebraska.

Shahriar (Shar) Matin was promoted to Senior Vice President, Operations, Product Development and International, effective April 12, 2010. Prior to that, he served as Vice President, International, since March 2008 and as Managing Director of our wholly-owned subsidiary, Spectranetics International, B.V., since April 2007. In his role as Vice President, International, his responsibilities included all commercial activities outside the United States, which included Japan, Asia, Australia, Puerto Rico and Latin America. From 2006 to March 2007, he held the position of Business Unit Director — Cardiac Rhythm Management for Guidant Corporation, now owned by Boston Scientific Corporation, in China. During 2005 and 2006, he was the General Manager — Southeast Asia and Pakistan for Guidant Corporation. From 1997 to 2004, Mr. Matin held clinical sales, project management, and manufacturing engineering positions at Guidant Corporation, which included assignments in the United States,

Japan and Ireland. Mr. Matin received his Bachelor of Science degree in Mechanical Engineering, with honors, from the University of California, Berkeley, and his Master of Business Administration from Harvard Business School.

Francisco (Frank) T. Rivas has served as Vice President, Chief Compliance Officer since June 2010. Mr. Rivas brings 25 years of pharmaceutical and medical device experience to Spectranetics, the last 15 of which focused on regulatory compliance. Mr. Rivas began his legal career as a trial attorney in Philadelphia, Pennsylvania. Then his interests turned to the pharmaceutical industry as he became a Senior Counsel for Wyeth Pharmaceuticals. Most recently, he served as the Associate General Counsel and Chief Regulatory Compliance Counsel for Alcon Laboratories, based in Texas. Mr. Rivas has provided regulatory counsel to pharmaceutical and medical device companies in areas of risk management, product development, clinical trials, business development, promotional activities, Quality Systems Regulations and interactions with health care providers. Additionally, he has developed compliance programs and has conducted compliance-related investigations. Mr. Rivas received his Bachelors of Science degree from the United States Merchant Marine Academy, Kings Point, NY, and his J.D. from Washburn University. He also holds a Masters of Law (LL.M.) in Taxation from Temple University, Philadelphia. He is licensed to practice law in Pennsylvania and New Jersey (inactive).

Roger Wertheimer has served as Vice President, General Counsel & Secretary, Vice President, Human Resources since March 2008. Prior to joining Spectranetics, Mr. Wertheimer served as Vice President, General Counsel and Secretary for Independent Energy Partners, an energy technology development and licensing company, a position he held from January 2005 to March 2008. From March 2003 to January 2005, Mr. Wertheimer established a private law practice serving various corporate and individual clients regarding corporate, employment and other areas of law. From March 1995 through February 2003, Mr. Wertheimer served as Vice President, General Counsel & Secretary for Mail-Well, Inc., a publicly-held (NYSE) international manufacturing conglomerate with over $2.4 billion in revenue and 12,000 employees. Prior to that, Mr. Wertheimer served as the Corporate Counsel/Director of Legal Affairs, the chief legal officer for PACE Membership Warehouse, Inc, a $5 billion mass merchandising membership warehouse club, with over 26,000 employees. Mr. Wertheimer received his Bachelors of Science degree from the Cornell University School of Industrial and Labor Relations and his J.D., cum laude, from The Ohio State University College of Law. Mr. Wertheimer is licensed to practice law in Colorado and Ohio (inactive).

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

The primary goal of our executive compensation program is to retain and reward leaders who create long-term value for our stockholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our stockholders and motivates executives to remain with the Company for long and productive careers.

Key considerations in setting pay include:

•	Align the interests of our executive officers with those of our stockholders;

•	Tie annual and long-term compensation incentives to the achievement of specific financial and operational performance objectives;

•	Support our performance-based philosophy and culture; and

•	Focus on employee retention through our long-term equity programs.

Our focus on compensation risk management includes the following elements that have been designed to discourage risk taking behavior:

•	Executive officer performance-based compensation and payments are based on pre-determined qualitative and quantitative objectives approved by the Compensation Committee;

•	Caps are imposed on the maximum incentive bonuses that can be awarded to an executive officer;

•	Equity awards emphasize long-term value creation and generally vest over a four year period; and

•	A balance of short-term and long-term incentives is created through a mix of annual cash variable compensation awards and long-term equity awards.

2010 Compensation Highlights

Most of our compensation decisions are made at the commencement of the year, after review of our performance over the past year. The compensation of our named executive officers (NEOs) for 2010 aligned well with our executive compensation objectives and with our performance:

•
Below-target results against our 2010 Company goals resulted in below-target annual cash incentive award payouts. As described below, performance against the 2010 Company goals set by the Compensation Committee yielded a calculated payout of approximately 12.5% of target for our annual cash incentive award programs for NEOs.

•
In 2010, we initiated an annual equity grant program designed primarily for retention and to better align our NEOs’ interests with those of our stockholders. In 2010, approximately 25% to 38% of our NEOs’ total compensation was delivered in the form of equity awards which vest over four years, strengthening our emphasis on long-term pay-for-performance.

•	From 2009 to 2010, total cash compensation for each of our NEOs, excluding severance paid to Mr. Geisenheimer, decreased in the range of 19% to 39%.

Compensation Objectives

The Compensation Committee believes that compensation paid to the NEOs should be closely aligned with the performance of the Company on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders. Specifically, our cash compensation programs incorporate achievement of near-term corporate objectives and individual employee performance. Our equity programs encourage long-term equity ownership that is earned based on the employee’s impact and influence and are designed with the primary goal of employee retention.

In establishing compensation for the NEOs, the following are the Compensation Committee’s objectives:

•	Ensure NEOs’ compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;

•
Reinforce NEOs’ incentive to increase the Company’s stock price and maximize long-term, sustainable stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities in the form of ownership in the Company through restricted stock and stock option awards; and

•	Attract and retain individuals of superior ability and managerial talent.

The Company’s overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with the Company’s success and their contributions to that success. The Company believes compensation should be structured to ensure that a significant portion of an NEO’s compensation opportunity will be directly related to the Company’s performance and other factors that directly and indirectly increase stockholder value. Accordingly, the Company sets goals designed to link each NEO’s compensation to the Company’s performance. Consistent with our performance-based philosophy, the Company provides compensation to our NEOs that includes the potential for a significant variable cash incentive-based component, in addition to base salary. Additionally, an annual equity award program has been established to retain key executives through restricted stock and stock option awards that will increase in value only if the Company’s performance results in an increase in shareholder value.

Determination of Compensation

The Compensation Committee has the primary authority to determine compensation for the Company’s NEOs. Compensation for our officers, including the NEOs, is generally determined annually in March. In 2010, the Compensation Committee considered the following in determining NEO compensation:

•
Competitive practices and the amounts and nature of compensation paid to executive officers of similarly sized companies in the healthcare industry; the proportionate share of compensation related to base salary and incentive cash compensation categorized by quartiles; and the job responsibilities of the executive positions included in market surveys, primarily the 2009 Top 5 Executive Pay in the Medical Device Industry Report (Top 5 Market Survey).

•	The CEO’s evaluation of each NEO, excluding himself, and his recommendations to the Compensation Committee regarding the compensation of each NEO, excluding himself.

•
For the compensation of the CEO, the Compensation Committee conducted a performance evaluation of the CEO, including consultation with other Board members, and reviewed benchmark data for CEOs of similarly sized companies in the healthcare industry.

An important component of setting and structuring compensation for the Company’s NEOs is to benchmark the total compensation of the Company’s executive officers against the compensation packages offered by other healthcare companies. The Company primarily utilizes the Top 5 Market Survey and, in limited circumstances, for positions that are not well represented in the Top 5 Market Survey, the Company utilizes the Culpepper Life Sciences Compensation Survey (Culpepper Survey). The reports provide similar categories of data, such as Base Salary, Targeted Short-Term Incentive amounts (expressed both in terms of dollars and as a percent of Base Salary), Total Targeted Annual Cash, Equity Compensation, Other Long-Term Incentive amounts and Total Compensation of executives in the healthcare and/or life sciences industries. The Top 5 Market Survey collects, summarizes and reports public data based on SEC filings and covers 289 publicly traded companies and 1,035 medical device executives based on data collected and analyzed for SEC filings through May 2009. The survey categorizes compensation amounts based on annual revenue and the category used by the Company contains compensation data for companies ranging in size from $25 million to $150 million of annual revenue. The Culpepper Survey is a customer input survey with 200+ participating companies. From time to time, the Compensation Committee also reviews and considers actual compensation amounts provided in peer group proxy statements.

Actual pay for each NEO is strongly influenced by the performance of the executive over time as well as the annual performance of the Company. We strongly believe in retaining the best talent among our senior executive management team, which is consistent with our objective of aligning our compensation programs with the creation of value for our stockholders. We utilize third-party compensation surveys, primarily the the Top 5 Market Survey, to benchmark executive compensation levels and we target the aggregate value of our total compensation for our executive officers that is at or above the market median of the compensation amounts contained in the compensation survey for companies ranging in size from $25 million to $150 million of annual revenue.

In 2010, the Compensation Committee engaged Towers Watson, a human resources consulting firm, to act as the Committee’s consultant on executive compensation matters. With regard to executive compensation, Towers Watson provided general advice regarding the reasonableness of our compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our compensation program structure in supporting our business objectives.

In early 2010, the Compensation Committee reviewed its existing equity compensation practices and approved an annual equity compensation program based in part on peer group data gathered by Towers Watson from similarly sized companies in the medical device industry regarding their equity compensation programs. The revised equity compensation program is designed to retain our officers and other key employees and to align their behavior with our stockholders’ attainment of long-term, sustainable share value, balanced with appropriate levels of share usage in terms of “burn rate” and “overhang,” and stock compensation expense to the Company. All employees are eligible for grants of restricted stock units and/or stock options; however, participation is focused on those officers and other key employees with the greatest impact and influence within the Company in order to drive stockholder value. In order to retain our officers and other key employees, the Compensation Committee annually reviews the value of all unvested restricted stock units and stock options held by such persons. The Committee’s annual grant of restricted stock units and/or stock options to each individual is intended to achieve and maintain, over time, a value of unvested equity which approximates a multiple of such individual’s base salary. The possibility of a grant to an employee under the equity grant program in any given year may be reduced or eliminated if the Compensation Committee determines that this retention-based goal has been satisfied. The multiple for each individual is determined on the basis of the individual’s expected long-term contribution to the Company. Under the Company’s revised equity compensation program, the Company also generally grants stock options to officers and other key employees at the commencement of their employment. Awards of restricted stock units and stock options under the equity compensation program typically vest ratably over four years from the date of grant.

Base Compensation

The Company provides its NEOs with a base salary that is generally structured at or above the market median of the peer group reflected in market surveys, primarily the Top 5 Market Survey, which includes compensation data for companies ranging in size from $25 million to $150 million of annual revenue. In setting base salaries for the Company’s NEOs in 2010, the Compensation Committee reviewed data from the Top 5 Market Survey of companies within the healthcare industry. The Compensation Committee also solicited from the CEO his evaluation of each NEO. The CEO conducted an annual performance review of each of the Company’s NEOs in which he assessed the individual performance of each such executive and proposed base salaries for each. In March 2010, the Compensation Committee concluded an annual performance evaluation of the CEO. As part of the evaluation of NEO base salaries, the Committee also solicits feedback from other Board members. In March 2011, because we did not have a CEO at the time this process took place, our Compensation Committee assessed the individual performance of each NEO.

The following table shows the base salaries for our named executive officers as of March 1 of 2009, 2010 and 2011 and the percentage increases between periods:

	March 1,		Percent	March 1,		Percent
	2009	2010	Change	2010	2011	Change
Emile J. Geisenheimer (1)	$500,000	$517,500	3.5%	$517,500	N/A	N/A
Guy A. Childs (1)	250,000	261,250	4.5%	261,250	269,088	3.0%
Jason D. Hein (1) (2)	185,000	236,250	27.7%	236,250	258,500	9.4%
Shahriar Matin (1) (3)	185,000	197,950	7.0%	197,950	248,500	25.5%
Roger Wertheimer (4)	181,250	225,000	24.1%	225,000	225,000	—%

(1)
Mr. Geisenheimer retired from his position of Chairman, President and Chief Executive Officer effective November 1, 2010. Following Mr. Geisenheimer’s retirement, the board of directors created a Management Executive Council, comprised of Messrs. Childs, Hein and Matin, to handle chief executive officer responsibilities until a chief executive officer is hired. The three senior executives that comprise Management’s Executive Council work closely with the Executive Committee of the Board.

(2)
In July 2009, Mr. Hein was promoted to the position of Senior Vice President, Sales and Marketing. At that time his annual base salary was increased from $185,000 to $225,000. Effective March 1, 2010, Mr. Hein’s salary was increased from $225,000 to $236,250, which represented a merit increase of 5%. In 2011, the Compensation Committee adjusted the mix of pay for Mr. Hein. The change reflects his transition from primarily sales-based incentive compensation to corporate performance-based incentives, more appropriate in his current role. Hence, Mr. Hein’s 2011 salary was increased by $22,250, and Mr. Hein’s variable cash compensation at target performance was reduced from 59% of base salary to 50% of base salary, which was a reduction of $10,750 at target.

(3)
In April 2010, Mr. Matin was promoted to the position of Senior Vice President, Operations, Product Development and International. In connection with the promotion, his annual base salary was increased from $197,950 to $230,000. As a percentage of this revised base salary, the 2011 base salary adjustment represented an 8% increase. In 2011, the Compensation Committee adjusted the mix of pay for Mr. Matin. The change reflects his transition from primarily sales-based incentive compensation to corporate performance-based incentives more appropriate in his current role. Hence, Mr. Matin’s salary was increased by $18,500, and Mr. Matin’s variable cash compensation at target performance was reduced from 57% of base salary to 50% of base salary, which was a reduction of $5,750 at target.

(4)
In March 2010, upon the recommendation of the CEO and after reviewing market data of base compensation of General Counsels and Vice Presidents of Human Resources at similarly sized companies within the healthcare industry and determining his salary was below the median of the peer group, the Compensation Committee increased the base salary of Mr. Wertheimer for 2010 from $181,250 to $225,000.

Performance-Based Compensation

Short-Term Cash Incentive Program

The Company structures its compensation programs to reward NEOs based on the Company’s performance and the individual executive’s contribution to that performance. NEOs receive bonus compensation in the event certain specified corporate performance measures are achieved. In determining the compensation awarded to each NEO based on performance, the Compensation Committee evaluates the Company’s and executive’s performance in a number of areas.

2010 Incentive Targets. The short-term incentive program consists of a variable cash component with threshold, target, above target (“stretch target”) and maximum payouts based on the achievement of certain performance targets approved by the Compensation Committee at the beginning of each year. In addition, the short-term incentive program includes pre-determined qualitative objectives approved by the Compensation Committee. The incentive target for each NEO under the plan for 2010 is set forth in the table below, as well as the threshold, target, stretch target and maximum annual bonus opportunity. The incentive targets range from 0% for performance below the threshold level to a maximum of 200% of target for each of the NEOs.

Named Executive Officer	Incentive Target (% of Base Salary)	Threshold	Target	Stretch Target	Maximum
Emile J. Geisenheimer	50%	$129,375	$258,750	$388,125	$517,500
Guy A. Childs	40%	52,250	104,500	156,750	209,000
Jason D. Hein	59%	70,000	140,000	210,000	280,000
Shahriar Matin	57%	65,000	130,000	195,000	260,000
Roger Wertheimer	30%	33,750	67,500	101,250	135,000

In 2010, the criteria for evaluating the performance of the Company and executive officers included total revenue and operating income, which in total represented a 75% weighting of the annual cash bonus. The remaining 25% weighting of the annual cash bonus was tied to performance against several qualitative pre-established milestone-based performance objectives approved by the Compensation Committee, focused on improving performance in certain specific market segments.

The financial targets for each of the NEOs were equally weighted between corporate revenue and operating income, which excluded costs associated with the federal investigation, including indemnification costs. Costs associated with the CEO’s retirement were also excluded from the calculation. Milestone-based performance objectives included several corporate objectives, with performance criteria at various levels, including threshold, target, stretch target and maximum. Each goal was rated on a scale of 0 to 4. A rating of 0 = not achieved; 1 = threshold achieved; 2 = target achieved; 3 = stretch target achieved; 4 = maximum achieved. The financial objectives and the milestone-based performance objectives are mutually exclusive. As such, payouts are earned and payable per the plan provisions based on the separate achievement of the financial objectives and an average rating of the qualitative milestone-based objectives.

In March 2011, the Compensation Committee determined the following as it related to corporate performance against the objectives in the 2010 incentive plan, which formed the basis for the variable cash bonuses earned by each of the NEOs in 2010:

•	Corporate revenue and operating income results, excluding the costs referenced above, were below threshold; and

•	The milestone-based performance objectives were achieved at an average rating of “1” which represents a threshold payout.

As a result, pursuant to the terms of the 2010 incentive plan, the NEOs received no payout related to the financial objectives and each NEO received a threshold payment for the milestone-based objectives, at a 25% weighting.

Incentive amounts to be paid under the short-term incentive program may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, mergers and other circumstances in the sole discretion of the Compensation Committee. Payments under each of the programs are contingent upon continued employment, though pro rata bonus payments may be paid in the event of death or disability based on actual performance at the date relative to the targeted performance measures for each program.

In March 2011, the Compensation Committee also reviewed the individual accomplishments of each NEO. Variable cash compensation earned under the 2010 incentive plan to each of the NEOs is summarized in the table below:

Named Executive Officer	2010 Incentive Plan Payments	As % of Target	Additional payments for members of Executive Council (1)	Total Variable Cash Compensation
Emile J. Geisenheimer (2)	N/A	N/A	N/A	N/A
Guy A. Childs	$13,063	12.5%	$30,000	$43,063
Jason D. Hein (3)	48,000	34.3%	30,000	78,000
Shahriar Matin	16,100	12.4%	30,000	46,100
Roger Wertheimer	8,438	12.5%	—	8,438

(1)
In addition to the 2010 incentive plan payouts, Messrs. Childs, Hein and Matin each received an incremental $30,000 in recognition of their additional responsibilities as members of Management’s Executive Council. See Note 1 to the Base Compensation table above for a description of Management’s Executive Council.

(2)	Mr. Geisenheimer did not receive an incentive plan payout for 2010 as he was not employed with the Company at year end.

(3)
Mr. Hein’s variable cash compensation amount was paid in 2010 in the form of a bi-weekly advance, calculated as a percentage of his target payout, consistent with the compensation structure that was in place prior to his promotion in 2009. No additional payment was made in March 2011. The Compensation Committee elected not to require Mr. Hein to re-pay any amount of his advance paid in excess of his actual bonus earned under the 2010 incentive plan calculated per the formula described above. Mr. Hein’s bi-weekly advance was discontinued in March 2011.

In aggregate, the bonus payments for 2010 to the named executive officers totaled $175,601 (including the Management Executive Council payments), or 61% of the distributed bonus pool.

Long-Term Equity Incentive Program

As discussed above, the Company believes that equity ownership in the Company is important to tie the level of an NEO’s compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth. The number of stock options granted to an NEO upon commencement of employment is based on several factors, including the executive’s responsibilities, experience and the value of the stock option at the time of grant. The Company’s revised annual equity compensation program is designed to retain our NEOs. As such, awards of restricted stock units and/or stock options under the equity compensation program vest ratably over time—typically over four years from the date of grant. The Compensation Committee initiated the revised annual equity grant program in June 2010. In June 2010, the Compensation Committee reviewed the value of all unvested restricted stock units and stock options held by the NEOs against a multiple of base salary for each

NEO. The targeted total value of unvested equity that the Compensation Committee established for the NEOs ranged from a multiple of 1.2 to 3.5 of an NEO’s base salary. In June 2010, stock options to purchase an aggregate of 602,875 shares of common stock and 60,000 restricted stock units were issued to certain of the Company’s officers and employees. Of these amounts, stock options to purchase 205,671 shares of common stock and 46,700 restricted stock units were granted to the NEOs.

From time to time, the Company grants performance-based equity awards. For example, in November and December 2008, the Company granted options to purchase a total of 1.4 million shares of common stock to a broad base of our employees, including managers, directors, officers and certain key employees. Of these grants, performance-based options to purchase 400,000 shares were granted to Mr. Geisenheimer in connection with his commencement of employment as CEO as described above. All of these options are performance-based and vest over a three or four-year period upon the attainment of a stock price of $9.00 per share for a period of ten consecutive trading days.

Severance and Change in Control Agreements

The Company did not provide contractual severance benefits to any of its officers in 2010, except Emile Geisenheimer, who received the severance payments and benefits described below as a result of his resignation from his employment with the Company effective November 1, 2010.

On November 21, 2008, the Company and Mr. Geisenheimer entered into an employment agreement, effective as of October 21, 2008 (the “Geisenheimer Agreement”). The Geisenheimer Agreement provided that, in the event that his employment was terminated by us without cause or by him for good reason, then, subject to his execution and non-revocation of a general release of claims, he would receive a lump-sum cash severance payment equal to the sum of 100% of his then-current annual base salary. Pursuant to the terms of applicable award agreements, Mr. Geisenheimer was also eligible to vest in certain outstanding stock options on an accelerated basis in the event that his employment was terminated by us without cause or by him for good reason.

Effective November 1, 2010, Mr. Geisenheimer resigned from his employment with the Company, and in connection with a general release of claims, the Company paid Mr. Geisenheimer a lump sum payment of $517,500, equal to one-year’s salary, which represented the amount payable as severance under Section 5(c) of the Geisenheimer Agreement for a termination of employment without cause. In addition, outstanding stock options held by Mr. Geisenheimer covering 140,279 shares of the Company’s common stock became fully vested in accordance with their terms in connection with his termination of employment.

On March 1, 2011, the Company entered into severance agreements with each of Messrs. Hein, Matin, Childs and Wertheimer, along with certain other officers (the “Severance Agreements”). The Severance Agreements provide that if the Company terminates the executive’s employment with the Company other than for “Cause” (as defined in the Severance Agreement) or the executive’s disability, or if the executive terminates his employment with the Company for “Good Reason” (as defined in the Severance Agreement), the Company will pay to the executive a lump sum cash payment in an amount equal to (i) for Messrs. Hein, Matin and Childs, his annual base salary; for Mr. Wertheimer and other officers, fifty percent of their annual base salary; plus (ii) the executive’s target annual cash bonus for the year in which the termination occurred. The executive’s right to receive these severance payments is conditioned on his execution and non-revocation of a general release of claims in favor of the Company. If the executive’s employment is terminated other than for Cause or disability, the Company will also pay to the executive any unpaid bonus for any fiscal year prior to the year of termination, calculated in accordance with the bonus plan for that fiscal year. Additionally, during the executive’s employment with the Company and for one year following termination, the executive will be prohibited from competing with the Company and soliciting its employees and customers to the extent set forth in the Agreement.

Other Elements of Compensation and Perquisites

Medical Insurance.  The Company provides to each NEO, the NEO’s spouse and children health, dental and optical insurance, subject to their enrollment in those plans and payment of certain contributions from the NEO towards the costs of medical insurance. NEOs are eligible to participate in these plans on the same basis as the Company’s other employees.

Executive Officer Perquisites.  Pursuant to Mr. Geisenheimer’s employment agreement, the Company provided Mr. Geisenheimer with a combined monthly housing and automobile allowance of $5,000, until his retirement from the positions of President and Chief Executive Officer effective November 1, 2010. We do not otherwise provide our executive officers with any meaningful perquisites.

Other Compensation Policies

Stock Ownership Policy. In 2008, the Company expanded the scope of its stock ownership policy for members of its Board of Directors to also include Company officers. Under the policy as revised in 2008, each director is required to own Spectranetics stock with a value equal to at least three times his or her annual cash retainer; the Chief Executive Officer is required to own Spectranetics stock with a value equal to at least three times his or her annual salary; and each officer of the Company, except the Chief Executive Officer, is required to own Spectranetics stock with a value equal to at least his or her annual salary. A transition period of 36 months for directors and 48 months for officers has been established to allow individual directors and officers sufficient time to comply with the policy.

Timing of Stock Option Grants. It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our Common Stock on the date of grant. The Compensation Committee has the sole authority to make stock option grants to all executive officers. The Compensation Committee meets regularly and the grant date is established based on the date of Compensation Committee approval at these meetings. In 2010, the Compensation Committee delegated the review and approval of quarterly grants to non-officer new hires, within certain pre-determined guidelines, to the Chief Financial Officer and General Counsel, acting jointly. The per share exercise price of each stock option granted pursuant to this delegation of authority is the fair market value of a share of common stock on the third business day following the quarterly earnings release after the newly hired employee commenced employment.

Tax and Accounting Considerations

Limitation on Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to a public company’s Chief Executive Officer and three other most highly compensated executive officers employed at the end of the year (other than the Chief Financial Officer). To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to these executive officers during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based, if among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee’s policy is to take into account Section 162(m) in establishing the compensation of our executive officers to preserve deductibility to the greatest extent possible. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. The Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines that such compensation is consistent with its philosophy and is in our and our stockholders’ best interests.

Internal Revenue Code Section 409A.  The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments).

Accounting.   Accounting principles generally accepted in the United States of America require us to recognize an expense for the fair value of equity-based compensation awards, and we account for grants of awards under our 2006 Incentive Award Plan accordingly. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

The following Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Compensation Committee members:

Ms. Anne Melissa Dowling, Chairperson
Mr. William C. Jennings
Ms. Maria Sainz

COMPENSATION RISK MANAGEMENT

Our overall compensation program is designed to provide all employees, including our named executive officers, with a mix of incentive plans that focus on long-term and short-term financial and operational performance in a manner that aligns their interests with those of our stockholders without encouraging unnecessary or excessive risks. For example, the following elements of the program are designed to discourage such risk taking behavior: (i) our executive officers receive performance-based compensation, and payments under the annual incentive-based bonus plan for executive officers of the Company are based on pre-determined qualitative and quantitative objectives approved by the Compensation Committee, (ii) we impose caps on the maximum incentive bonuses that may be awarded to an executive officer, (iii) long-term equity awards emphasize long-term value creation and generally vest over a four year period, (iv) we create a balance of short-term and long-term incentives through a mix of annual cash bonus awards and long-term equity awards, (v) we generally set salary structures and annual incentive targets that are at or above the market median for our peer group, and (vi) in order to align the interests of management and stockholders, officers of the Company are generally required to hold Company stock with a value equal to their annual salary (and in the case of the CEO, three times his or her annual salary).

We believe that our compensation program appropriately balances risk and the achievement of long-term and short-term goals, and that it is not reasonably likely to have a material adverse effect on our business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2010, 2009 and 2008. The named executive officers are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers ranked by their total compensation in the table below.

Name and Principal Position	Year	Salary	FV of Stock Granted (1)	FV of Options Granted (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Emile J. Geisenheimer,	2010	$446,462	$—	$—	$—	$578,290	$1,024,752
President and Chief Executive Officer (5)	2009	500,000	—	1,177,540	270,000	66,156	2,013,696
	2008	84,615	—	397,500	36,108	12,500	530,723

Guy A. Childs,	2010	$259,087	$67,392	$132,453	$43,063	$1,878	$503,873
Chief Financial Officer	2009	248,923	—	70,440	122,201	15,139	456,703
	2008	211,154	—	—	47,891	9,813	268,858

Jason D. Hein,	2010	$234,087	$57,600	$120,982	$78,000	$—	$490,669
Senior Vice President, Sales, Marketing & Business Development	2009	204,538	—	279,597	177,415	10,473	672,023
	2008	163,974	—	133,030	145,533	1,136	443,673

Shahriar Matin,	2010	$217,648	$57,600	$294,837	$46,100	$163,516	$779,701
Senior Vice President, Operations, Product Development and International (6)	2009	185,000	—	64,570	187,980	157,031	594,581
	2008	180,192	—	133,030	133,940	153,107	600,269

Roger Wertheimer	2010	$216,587	$86,400	$166,866	$8,438	$4,350	$482,641
Vice President, General Counsel & Secretary, Vice President, Human Resources (7)

(1)
The amounts shown represent the fair value of restricted stock units (RSUs) granted to the named executive officers as part of an annual equity grant program initiated in 2010. The RSUs vest over a four-year period and vest 25% on each anniversary of the grant date.

(2)
The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent the fair value of options granted during the years 2010, 2009 and 2008. For all options which are not subject to a market condition, the fair value of each share option award was estimated on the date of grant using the Black-Scholes pricing model.

The amounts shown in 2009 include the grant date fair value of certain options that were granted in 2008 but were conditioned on stockholder approval of the Sixth Amendment to the 2006 Incentive Award Plan (“Amendment Approval”), which was obtained at the Company’s Annual Meeting of Stockholders on June 10, 2009. At the time these option grants were approved by the Compensation Committee in 2008, the number of shares authorized under the Company’s stock option plans was insufficient, and the Sixth Amendment, among other things, increased by 1.4 million shares the authorized number of shares of common stock issuable under the 2006 Incentive Award Plan. Because the options were subject to Amendment Approval, they were not deemed to be granted for accounting purposes and no compensation cost was recognized prior to stockholder approval. Once Amendment Approval was obtained, the Company calculated the grant date fair value of the options as of June 10, 2009 using a trinomial lattice model and began recording compensation cost associated with these grants.

Of the options granted in 2008 and valued in 2009, the following are subject to a market condition performance target, which will be achieved if and when the average of the closing market prices of the Company’s common stock equals or exceeds $9.00 per share for a period of ten consecutive trading days: Mr. Childs – 60,000 options valued at $70,440; Mr. Hein – 55,000 options valued at $64,570; Mr. Matin – 55,000 options valued at $64,570. Mr. Geisenheimer received 400,000 of the performance options valued at $581,200; these options are in effect until June 30, 2011, the remaining term of Mr. Geisenheimer’s consulting agreement, described below under “Employment Contracts, Termination of Employment and Change of Control Arrangements.” For a discussion of valuation assumptions, see Note 9 — Stock-Based Compensation and Employee Benefit Plans to our 2010 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(3)
Represents cash bonuses paid to each of our named executive officers under our 2010, 2009 and 2008 Incentive Compensation Plans, which are further described in the “Compensation Discussion & Analysis” section earlier in this Proxy Statement. The amounts disclosed represent the actual bonuses earned for 2010, 2009 and 2008 performance which were paid in March 2011, March 2010 and March 2009, respectively. Mr. Geisenheimer did not receive a cash bonus for 2010 as he was not employed with the Company as of the end of the year.

(4)
It is not the practice of the Company to provide its executive officers with any meaningful perquisites. Spectranetics has, however, on occasion paid directly or reimbursed relocation expenses for one or more executive officers, which may include the movement of household goods, temporary housing, costs associated with the sale of a personal residence and income taxes associated with these costs. The amounts shown consist of our incremental cost for the provision to the named executive officers of perquisites and other specified compensation elements during 2010:

Named Executive Officer	401(k) Match (a)	COLA, Housing, Car & Relocation	Vacation Payout (b)	Severance	Taxes	Total
Emile J. Geisenheimer (c)	$—	$50,000	$10,790	$517,500	$—	$578,290
Guy A. Childs	1,878	—	—	—	—	1,878
Jason D. Hein	—	—	—	—	—	—
Shahriar Matin (d)	1,710	103,856	4,423	—	53,527	163,516
Roger Wertheimer	4,350	—	—	—	—	4,350

(a) Our 401(k) matching contributions and vacation payouts are provided to our executive officers on the same basis as that provided to all other U.S. employees.

(b) Amount represents vacation earned but not taken, pursuant to Company policy that allows employees to a payout related to vacation earned, but not taken. The payout can only be made to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours.

(c) Pursuant to an agreement between the Company and Mr. Geisenheimer, while he was Chief Executive Officer the Company provided Mr. Geisenheimer with a combined monthly housing and automobile allowance of $5,000.

(d) See footnote 6 below.

(5)
On October 22, 2008, our Board of Directors appointed Mr. Geisenheimer, the Board Chairman, to the additional roles of President and Chief Executive Officer. The amounts shown represent compensation earned by Mr. Geisenheimer as Chief Executive Officer since his appointment in October 2008. During Mr. Geisenheimer’s service as President and Chief Executive Officer, he did not receive additional compensation for his service as a director. Since his resignation as Chairman, President and Chief Executive Officer effective November 1, 2010, Mr. Geisenheimer received $2,500 in fees related to his attendance at board meetings as a non-employee director, which are reflected in the table under “Director Compensation” in this Proxy Statement.

(6)
Mr. Matin was promoted to Senior Vice President, Operations, Product Development and International effective April 12, 2010, at which time he relocated to Colorado. Prior to that, he served as Vice President, International, since March 2008 and as Managing Director of our wholly-owned subsidiary, Spectranetics International, B.V., since April 2007. In 2010, Mr. Matin’s other compensation included an expatriate cost of living adjustment (COLA) for the period that he was residing in the Netherlands, a housing and car allowance, and amounts paid for Dutch income taxes called for by the terms of a written agreement between Mr. Matin and the Company (see table under note 4 above for specific amounts). Under the terms of Mr. Matin’s written agreement, the Company paid all income and social taxes owed on behalf of Mr. Matin in The Netherlands. Also, the Company paid the amount by which Mr. Matin’s aggregate income and social security taxes in the United States exceeded the income and social security taxes that he would otherwise pay if he were based in the United States. The Company withheld taxes from Mr. Matin’s salary that were based on his historical U.S. tax returns as calculated by a global tax accountant and once his U.S. tax returns are completed, such withheld amounts will be reconciled to actual taxes due.

(7)	Mr. Wertheimer was not a named executive officer in 2009 or 2008, therefore only his 2010 compensation is included in the above table.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2010.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of stock or units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Plan	Grant Date	Threshold $	Target $	Maximum $
Emile J. Geisenheimer	(1)	—	$129,375	$258,750	$517,500	—	—	$—	$—
Guy A. Childs	(1)	—	52,250	104,500	209,000	—	—	—	—
	(2)	6/1/2010	—	—	—	—	38,093	5.76	132,453
	(3)	6/1/2010	—	—	—	11,700	—	—	67,392
Jason D. Hein	(1)	—	70,000	140,000	280,000	—	—	—	—
	(2)	6/1/2010	—	—	—	—	34,794	5.76	120,982
	(3)	6/1/2010	—	—	—	10,000	—	—	57,600
Shahriar Matin	(1)	—	65,000	130,000	260,000	—	—	—	—
	(2)	6/1/2010	—	—	—	—	84,794	5.76	294,837
	(3)	6/1/2010	—	—	—	10,000	—	—	57,600
Roger Wertheimer	(1)	—	33,750	67,500	135,000	—	—	—	—
	(2)	6/1/2010	—	—	—	—	47,990	5.76	166,866
	(3)	6/1/2010	—	—	—	15,000	—	—	86,400

(1)    The amounts shown represent potential value of performance bonus awards under our 2010 Incentive Compensation Plan for each of our named executive officers. For 2010, the Compensation Committee approved, at the recommendation of the Chief Executive Officer, an incentive bonus plan tied to the Company’s attainment of specific performance objectives for which threshold, target and maximum levels were established, referred to in this Proxy Statement as the “2010 Incentive Compensation Plan”. The actual cash bonus paid to each of the named executive officers for 2010 is set forth in the Summary Compensation Table. Mr. Geisenheimer did not receive a cash bonus for 2010 as he was not employed with the Company as of the end of the year. Please also see “Compensation Discussion and Analysis” for more details regarding the 2010 Incentive Compensation Plan.

(2)    Pursuant to the terms of the 2006 Incentive Award Plan and granted to the named executive officers as part of the Company’s annual equity grant program. The options vest over a four-year period and become exercisable 25% on the first anniversary of the grant date and 6.25% each quarter thereafter. The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, in accordance with accounting principles generally accepted in the United States. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model for these option grants: market price of stock, $5.76; exercise price of option, $5.76; expected stock volatility, 66.19%; risk-free interest rate, 1.79% (based on the 5-year treasury bond rate); expected life, 5.98 years; and dividend yield, 0%.

(3)    Pursuant to the terms of the 2006 Incentive Award Plan and granted to the named executive officers as part of the Company’s annual equity grant program. The restricted stock units (RSUs) vest over a four-year period and vest 25% on each anniversary of the grant date. On each anniversary, the vested portion of the RSUs is paid to the named executive officer in common stock of the Company. The dollar value of the RSUs shown represents the grant date fair value based on the market price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Emile J. Geisenheimer	75,000	—	—	$2.47	6/12/11	—	$—	(1)
	45,000	—	—	5.01	6/14/14	—	—	(1)
	45,000	—	—	9.90	6/12/17	—	—	(2)
	250,000	—	—	2.49	11/21/18	—	—	(3)
	150,000	—	—	2.49	11/21/18	—	—	(4)
	—	—	400,000	2.49	11/21/18	—	—	(4)
Guy A. Childs	70,000	—	—	2.07	6/20/12	—	—	(5)
	100,000	—	—	2.63	2/24/13	—	—	(6)
	—	—	60,000	2.74	12/8/18	—	—	(7)
	—	38,093	—	5.76	6/1/20	—	—	(8)
	—	—	—	—	—	11,700	60,372	(9)
Jason D. Hein	25,000	—	—	10.86	7/11/16	—	—	(8)
	14,062	938	—	10.88	1/11/17	—	—	(8)
	15,625	9,375	—	10.51	6/17/18	—	—	(8)
	—	—	55,000	2.74	12/8/18	—	—	(7)
	20,312	44,688	—	5.02	7/7/19	—	—	(8)
	—	34,794	—	5.76	6/1/20	—	—	(8)
	—	—	—	—	—	10,000	51,600	(9)
Shahriar Matin	43,750	6,250	—	10.90	4/17/17	—	—	(8)
	15,625	9,375	—	10.51	6/17/18	—	—	(8)
	—	—	55,000	2.74	12/8/18	—	—	(7)
	—	84,794	—	5.76	6/1/20	—	—	(8)
	—	—	—	—	—	10,000	51,600	(9)
Roger Wertheimer	27,500	12,500	—	8.72	3/4/18	—	—	(8)
	—	—	25,000	2.74	12/8/18	—	—	(7)
	—	47,990	—	5.76	6/1/20	—	—	(8)
	—	—	—	—	—	15,000	77,400	(9)

(1)
Stock options granted to Mr. Geisenheimer in 2001 and 2004 as compensation for his services as a director, pursuant to the terms of the 1997 Equity Participation Plan, terminated in 2006 following adoption by our stockholders of the 2006 Incentive Award Plan. Options have a vesting period of three years with 33.3% vesting on the first anniversary of the grant date with 33.3% vesting each calendar year thereafter.

(2)
Stock options granted to Mr. Geisenheimer in 2007 as compensation for his services as a director, pursuant to the terms of the 2006 Incentive Award Plan. Options have a vesting period of three years with 33.3% vesting on the first anniversary of the grant date with 33.3% vesting each calendar year thereafter.

(3)
Pursuant to the terms of Mr. Geisenheimer’s Employment Agreement, an option to purchase 250,000 shares of the Company’s common stock was granted on November 21, 2008 at an exercise price of $2.49 per share, the closing sale price of the Company’s common stock on November 21, 2008. The options vest and become exercisable in equal monthly installments over three years beginning on October 21, 2008 and became fully vested and exercisable upon Mr. Geisenheimer’s retirement from his position as Chairman, President and Chief Executive Officer in November 2010. The options have a term of 10 years from the date of grant.

(4)
Pursuant to the terms of Mr. Geisenheimer’s Employment Agreement, options to purchase a total of 550,000 shares of the Company’s common stock were granted on November 21, 2008, at an exercise price of $2.49 per share, the closing sale price of the Company’s common stock on November 21, 2008, as follows: (i) 150,000 options to vest in equal monthly installments over three-years; and (ii) 400,000 options to vest upon achieving a stock value of $9.00 per share for a period of ten consecutive trading days, provided, however, that if such stock value is achieved prior to October 21, 2011, the options in (ii) shall vest pro rata at such time and in such amount as if they had been subject to vest in equal monthly installments over a three year period commencing October 21, 2008, with the remaining portion of such option grant to vest over the remaining period. The options in (i) commenced vesting on October 21, 2008, and became fully vested and exercisable upon Mr. Geisenheimer’s retirement from his position as Chairman, President and Chief Executive Officer in November 2010. The options have a term of 10 years from the date of grant. The options in (ii) are in effect until June 30, 2011, the remaining term of Mr. Geisenheimer’s consulting agreement.

(5)
Granted pursuant to the terms of the 1997 Equity Participation Plan. Options have a vesting period of four years with 25% vesting on the first anniversary of the grant date with 6.25% vesting each calendar quarter thereafter.

(6)
Granted pursuant to the terms of the 1997 Equity Participation Plan. Includes an option to purchase 33,334 shares of common stock with standard four-year vesting; a performance-based option to purchase 33,333 shares of common stock if an $8 market value trigger is achieved; and a performance-based option to purchase 33,333 shares of common stock if a $10 market value trigger is achieved. For the performance-based options, if the market value trigger is achieved during the standard vesting period of four years, they vest over the standard four-year vesting period. If the market value trigger is achieved after the standard four-year vesting period, they vest in full upon the achievement of the market value trigger. If the market value trigger is not achieved, the options become fully vested nine years and six months following the option grant date. As of March 31, 2011, the market value trigger has been met and the options are fully vested.

(7)
As part of the enhancements to the Company’s employee retention program, on December 8, 2008, Spectranetics granted a total of 997,000 performance-based stock options to all levels of management and certain key employees. These options have an exercise price of $2.74, the closing sale price of the Company’s common stock on December 8, 2008, and will vest upon the achievement of a $9 share price, based on a 10-day average closing price of Spectranetics common stock. If the $9 share price is achieved within four years of the grant date, the stock options will vest pro-rata over that four-year period. These grants were subject to Amendment Approval which was obtained on June 10, 2009.

(8)
Pursuant to the terms of the 2006 Incentive Award Plan. Options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(9)
Restricted stock units (RSUs) granted pursuant to the terms of the 2006 Incentive Award Plan. RSUs have a vesting period of four years with 25% vesting on each anniversary of the grant date. The market value of the restricted stock units shown is calculated based on the closing price of the Company’s common stock at December 31, 2010, or $5.16.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2010.

Option Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)
Emile J. Geisenheimer	—	—
Guy A. Childs	13,875	$53,351
Jason D. Hein	—	—
Shahriar Matin	—	—
Roger Wertheimer	—	—

(1)
Represents the difference between the market price of a share of common stock on the date of exercise, less the exercise price per share so exercised, multiplied by the number of shares acquired upon exercise. Mr. Childs continues to hold the 13,875 shares acquired upon exercise of the stock options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS

The Company did not provide contractual severance benefits to any of its officers in 2010, except Emile Geisenheimer, who received the severance payments and benefits described below as a result of his resignation from his employment with the Company effective November 1, 2010.

On November 21, 2008, the Company and Mr. Geisenheimer entered into an employment agreement, effective as of October 21, 2008 (the “Geisenheimer Agreement”). The Geisenheimer Agreement provided that, in the event that his employment was terminated by us without cause or by him for good reason, then, subject to his execution and non-revocation of a general release of claims, he would receive a lump-sum cash severance payment equal to the sum of 100% of his then-current annual base salary. Pursuant to the terms of applicable award agreements, Mr. Geisenheimer was also eligible to vest in certain outstanding stock options on an accelerated basis in the event that his employment was terminated by us without cause or by him for good reason.

Effective November 1, 2010, Mr. Geisenheimer resigned from his employment with the Company, and in connection with a release of claims, the Company paid Mr. Geisenheimer a lump sum payment of $517,500, equal to one-year’s salary, which represented the amount payable as severance under Section 5(c) of the Geisenheimer Agreement for a termination of employment without cause. In addition, outstanding stock options held by Mr. Geisenheimer covering 140,279 shares of the Company’s common stock became fully vested in accordance with their terms in connection with his termination of employment. Effective January 31, 2011, Mr. Geisenheimer resigned from the Board of Directors. Concurrently with his resignation from the Board of Directors,

Mr. Geisenheimer entered into an Independent Contractor Services Agreement for the period from January 31, 2011 to June 30, 2011 pursuant to which he will assist the Company with its search for a Chief Executive Officer and the transition of such individual into the new position, to the extent the transition occurs during the term of the agreement. Mr. Geisenheimer will be paid $15,500 for his consulting services.

On March 1, 2011, the Company entered into severance agreements with each of Messrs. Hein, Matin, Childs and Wertheimer, along with certain other officers (the “Severance Agreements”). The Severance Agreements provide that if the Company terminates the executive’s employment with the Company other than for “Cause” (as defined in the Severance Agreement) or the executive’s disability, or if the executive terminates his employment with the Company for “Good Reason” (as defined in the Severance Agreement), the Company will pay to the executive a lump sum cash payment in an amount equal to (i) for Messrs. Hein, Matin and Childs, his annual base salary, for Mr. Wertheimer and other officers, fifty percent of their annual base salary, plus (ii) the executive’s target annual cash bonus for the year in which the termination occurred. The executive’s right to receive these severance payments is conditioned on his execution and non-revocation of a general release of claims in favor of the Company. If the executive’s employment is terminated other than for Cause or disability, the Company will also pay to the executive any unpaid bonus for any fiscal year prior to the year of termination, calculated in accordance with the bonus plan for that fiscal year. Additionally, during the executive’s employment with the Company and for one year following termination, the executive will be prohibited from competing with the Company and soliciting its employees and customers to the extent set forth in the Agreement.

The Company’s equity plans provide that all unvested stock options and restricted stock units vest in the event of a change in control of the Company if the successor corporation does not assume the option or restricted stock unit or substitute an equivalent right for the option or restricted stock unit. Under the 2006 Incentive Award Plan, if the successor corporation assumes the stock option or restricted stock unit or substitutes an equivalent right, then no such acceleration shall apply. For outstanding options subject to a performance target which were issued in November and December 2008, in the event of a change in control of the Company that occurs on or prior to the second anniversary of the grant date, the performance target of $9.00 must be achieved in order for acceleration of exercisability to occur. In the event of a change in control that occurs after the second anniversary of the grant date, acceleration of exercisability will occur irrespective of whether the performance target is achieved.

Set forth below is the year-end value of unvested stock options and restricted stock units for the named executive officers that would vest upon a change in control of the Company, assuming the change in control occurred on the last business day of 2010 and the price per share of the Company’s Common Stock is the closing price as of that date. Also included in the table are the amounts paid to Mr. Geisenheimer as severance in connection with his termination of employment in November 2010.

Potential Payments on Termination or Change-in-Control

Name	Triggering Event	Bonus	Value of Unvested Options	Value of Unvested Restricted Stock Units	Lump Sum Salary	Total
Emile J. Geisenheimer (1)	Termination without cause	—	$314,225	$—	$517,500	$831,725
Guy A. Childs (2)	Change in control vesting (3)	—	145,200	60,372	—	205,572
Jason D. Hein (2)	Change in control vesting (3)	—	139,356	51,600	—	190,956
Shahriar Matin (2)	Change in control vesting (3)	—	133,100	51,600	—	184,700
Roger Wertheimer (2)	Change in control vesting (3)	—	60,500	77,400	—	137,900
____________

(1)
Effective November 1, 2010, Mr. Geisenheimer resigned from his employment with the Company. Amount disclosed in the column titled “Lump Sum Salary” represents the cash severance that Mr. Geisenheimer was paid per the terms of Section 5(c) of his employment agreement. Amount disclosed in the column titled “Value of Unvested Options” represents the value of the accelerated vesting of his 140,279 unvested stock options at November 1, 2011, pursuant to the terms of the applicable option award agreements.

(2)
On March 1, 2011, the Company entered into Severance Agreements with the named executive officers listed above. Since these agreements were not in place as of December 31, 2010, the amounts that would be payable under the Severance Agreements are not included in the table. See above for a detailed discussion of the Severance Agreements.

(3)
The Company’s equity plans provide that all unvested stock options and restricted stock units vest in the event of a change in control of the Company if the successor corporation does not assume the option or restricted stock unit or substitute an equivalent right for the option or restricted stock unit. Under the 2006 Incentive Award Plan, if the successor corporation assumes the stock option or substitutes an equivalent right, then no such acceleration shall apply. For outstanding options subject to a performance target which were issued in November and December 2008, in the event of a change in control of the Company that occurs after the second anniversary of the grant date, acceleration of exercisability will occur irrespective of whether the $9.00 performance target is achieved.

DIRECTOR COMPENSATION

General.   In December 2007, the Board of Directors approved a compensation program for our non-employee directors based on the report of an independent compensation consultant. In 2010, the Compensation Committee of the Board of Directors retained Pearl Meyer & Partners, a compensation consulting firm, to review and advise the Board with respect to director compensation. Pearl Meyer’s analysis and advice included the firm’s substantial database that is published annually under the title of the National Association of Corporate Directors (NACD), Director Compensation Report, and considered, among other things, market data from business organizations that are appropriate comparators, the complexity of assignments that directors face, and current exigent circumstances (both historical and present) faced by the Company. Pearl Meyer advised the Compensation Committee that the Company’s director fee structure was significantly below the market median for the medical device industry. Based upon the advice of Pearl Meyer and the recommendation of the Compensation Committee, the Board approved, effective October 1, 2010, changes in director cash compensation, as more fully set forth below.

Board Fees.  Cash compensation consists of an annual retainer, which is payable quarterly, and a per meeting fee. Through September 2010, all non-employee directors received an annual retainer of $20,000, payable quarterly. Effective October 1, 2010, all non-employee directors receive an annual retainer of $30,000, payable quarterly. Board meeting fees of $500, $1,000 and $1,500 paid for special, telephonic and in-person meetings, respectively, of the Board of Directors remain unchanged. Effective as of December 2, 2010, the Board approved an additional annual fee for the independent Chairman of the Board in the amount of $50,000 to be paid until 60 days following the date upon which a CEO commences employment with the Company, following which the Chairman fee shall be reduced to $25,000 annually. The Chairman fee shall be paid quarterly at such time as other director fees are paid and shall be in addition to any other fees or compensation payable to the Company’s non-employee directors.

Board members are also reimbursed for expenses associated with their attendance at Board meetings and committee meetings.

Committee Fees.  Through September 2010, the Company paid an annual retainer of $7,500, $5,000 and $2,500 to the chairperson of the Audit, Compensation and Nominating and Corporate Governance committees, respectively. Through September 2010, each member of the Audit and Compensation committees, other than the chairperson, received an annual retainer of $3,000. Through September 2010, no annual retainers were paid to members of the Compliance or Technology committees. Per meeting fees for each committee meeting of $500 and $1,000 for full-agenda telephonic and in-person meetings, respectively, remain unchanged. Single agenda meetings are paid at $250 per meeting.

In August 2010, the Compensation Committee authorized and the Company issued 3,000 shares of restricted stock to Dr. Ruggio in consideration of his service as Chairperson of the Compliance Committee since September 2008, and 1,000 shares of restricted stock to Mr. Blackburn for his service to the Compliance Committee over the same period of time.

Effective October 1, 2010, the Board approved a revised annual retainer of $5,000 for each member of the Audit Committee and an additional $10,000 to the Audit Committee chairperson. The Board also approved a revised annual retainer of $4,000 for each member of the Compensation Committee, and an additional $7,500 to the Compensation Committee chairperson. In addition, the Board approved an annual retainer of $2,000 to each member of the Nominating and Corporate Governance, Compliance and Technology Committees, and an additional $4,000 to the chairperson of each of those committees. Also, effective October 1, 2010, the Board approved cash compensation payable to members of the Executive Committee of the Board of Directors at an hourly rate of $300 per hour.

Revised Equity Compensation.  Non-employee directors are eligible to participate in the Company’s 2006 Incentive Award Plan (the “2006 Incentive Award Plan”), which was approved by stockholders on June 6, 2006. In December 2007, the Board of Directors suspended the formula stock option grant provisions in the 2006 Incentive Award Plan. In April 2008, the Board of Directors approved an amendment to the 2006 Incentive Award Plan to provide for an annual grant to non-employee directors of 5,000 shares of restricted stock. Subject to the director’s continued service, the restricted shares will vest in full on the first anniversary of the grant date. The annual grants are made on the date of each Annual Meeting and, for each director, commence on the date of the first Annual Meeting after all stock options previously granted to such director are fully vested. Under the 2008 amendment, newly appointed directors received an initial grant of 10,000 shares of restricted stock. In March 2011, the Board approved revised equity compensation, effective June 1, 2011, which provides for an annual grant, on the date of each Annual Meeting, to non-employee directors of a number of shares of restricted stock calculated by dividing (x) $60,000, by (y) the fair market value of a share of stock on the date of such Annual Meeting. Newly elected directors will also receive shares of restricted stock calculated using the same formula upon their appointment to the board. Subject to the director’s continued service, the restricted shares will vest in full on the first anniversary of the grant date.

Further, the revised program encourages a minimum of one day of continuing education for each director per year and the director is paid $1,500 per day or $2,500 per day, depending on whether the meeting is in connection with a Board meeting.

The table below summarizes the compensation received by our directors for the year ended December 31, 2010.

Director	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	All Other Compensation (2)	Total
David G. Blackburn	$67,500	$31,270	$—	$98,770
Anne Melissa Dowling	80,825	26,250	—	107,075
R. John Fletcher	55,441	26,250	—	81,691
Emile Geisenheimer (3)	2,500	—	—	2,500
William C. Jennings	74,945	26,250	—	101,195
Daniel A. Pelak	7,500	47,300	—	54,800
Joseph M. Ruggio, M.D. (4)	38,375	41,310	92,858	172,543
Maria Sainz	7,500	47,300	—	54,800
Craig M. Walker, M.D. (5)	33,500	26,250	109,600	169,350

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock awards granted to each of the directors in 2010. The grant date fair value is the closing price of the Company’s stock on the date of grant. Pursuant to the Company’s 2006 Incentive Award Plan, 5,000 shares of restricted stock were awarded to each director at the June 25, 2010 Annual Meeting of Stockholders. In August 2010, Mr. Blackburn and Dr. Ruggio each received additional restricted stock awards of 1,000 and 3,000 shares, respectively, for their service to the Compliance committee. In addition, Mr. Pelak and Ms. Sainz each received 10,000 shares of restricted stock on November 1, 2010 upon their appointment to the Board. These awards vest on the one-year anniversary of the grant date.

(2)
Directors are reimbursed for travel and other customary business expenses, in accordance with the same policies that apply to all Spectranetics employees. No perquisites are provided to non-employee directors.

(3)
Mr. Geisenheimer retired from his position as Chairman, President and Chief Executive Officer on November 1, 2010. He remained on the board of directors until his resignation effective January 31, 2011. Fees earned related to attendance at board meetings from November 1 through the end of 2010.

(4)	Dr. Ruggio earned royalties of $92,858 during 2010 on a patent we purchased from him in 2007.

(5)
Dr. Walker earned other compensation of $109,600 during 2010 for his training of physicians in the use and application of Spectranetics excimer laser technology pursuant to annual consulting agreements dated March 25, 2009 and April 8, 2010.

The table below shows the aggregate number of outstanding restricted stock awards and stock option awards for each director as of December 31, 2010.

Director	Restricted Stock Awards	Aggregate Stock Option Awards
David G. Blackburn	6,000	75,590
Anne Melissa Dowling	5,000	—
R. John Fletcher	5,000	120,000
Emile Geisenheimer (1)	—	965,000
William C. Jennings	5,000	—
Daniel A. Pelak	10,000	—
Joseph M. Ruggio, M.D.	8,000	110,000
Maria Sainz	10,000	—
Craig M. Walker, M.D.	5,000	15,000

(1)
Includes options to purchase 800,000 shares of common stock granted on November 21, 2008 when Mr. Geisenheimer was appointed Chief Executive Officer. See the table above titled “Outstanding Equity Awards at Fiscal Year End” under “Executive Compensation” for the details relating to these stock options.

Employee Directors

Mr. Geisenheimer was not compensated for his service as a board member during 2010 until his retirement from his position as Chairman, President and Chief Executive Officer effective November 1, 2010. He was compensated for his attendance at board meetings in November and December 2010, and resigned from the board of directors effective January 31, 2011. Information regarding the compensation awarded to him as our Chief Executive Officer is included in the Summary Compensation Table under the caption “Executive Compensation” earlier in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is comprised of non-employee directors as required by the listing standards of the NASDAQ Global Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.spectranetics.com.

Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s accounting and financial reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of the Company’s internal control over financial reporting. Ehrhardt Keefe Steiner & Hottman PC, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting. The role of the Audit Committee is to monitor and oversee these audits and the financial reporting process of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2010, with management and the Company’s independent registered public accounting firm. The Audit Committee has also reviewed with management its report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communications with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from Ehrhardt Keefe Steiner & Hottman PC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm such firm’s independence from the Company. The Audit Committee has determined that the audit-related services provided in 2010 by Ehrhardt Keefe Steiner & Hottman PC are compatible with maintaining such firm’s independence.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent registered public accounting firm. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes and internal control over financial reporting, that the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s independent registered public account firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee Members:

Mr. William C. Jennings, Chairperson
Ms. Anne Melissa Dowling
Mr. Daniel A. Pelak

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

Under its charter, the Audit Committee must pre-approve all engagements of Spectranetics’ independent auditors before the independent registered public accounting firm is engaged to perform any audit or permissible non-audit services, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The charter authorizes the Audit Committee to establish pre-approval policies and procedures regarding Spectranetics’ engagement of its independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Spectranetics management. Currently, the Audit Committee pre-approves each particular service engagement on a case-by-case basis. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), an independent registered public accounting firm, has audited the consolidated financial statements of the Company as of and for the years ended December 31, 2010, 2009 and 2008. The Audit Committee has considered whether the provision of services by EKS&H, other than their respective audits of the consolidated financial statements of the Company and their respective reviews of the quarterly consolidated financial statements during these periods, is compatible with maintaining EKS&H’s independence.

During 2010 and 2009, EKS&H provided the following services to Spectranetics:

EKS&H	2010 Fees	2009 Fees
Audit Services	$279,821	$280,932
Audit-related Services	4,640	11,125
Tax Services	—	—
All Other Services	—	—

Audit Services.  Fees for audit services provided by EKS&H for 2010 and 2009 include aggregate fees for professional services rendered in connection with its audit of our consolidated financial statements, the audit of our internal control over financial reporting, and the quarterly reviews of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit-related Services.  Fees for audit-related services provided by EKS&H in 2010 were primarily related to services performed in connection with a review of our 2010 Proxy Statement and our Form S-8 filed in 2010 in connection with the registration of shares available under our 2006 Incentive Award Plan. Fees for audit-related services in 2009 were primarily related to services performed in connection with special projects for the Audit Committee and our Form S-8 filed in 2009.

Tax Services.  No fees were paid to EKS&H for tax services in 2010 or 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 about equity awards under the Company’s equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders (1)	3,985,303	$5.26	1,154,052

(1)	These plans consist of The 2006 Incentive Award Plan and The 1997 Equity Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by it with respect to fiscal 2010, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a) other than late Form 4’s for Messrs. Blackburn and Ruggio and Ms. Dowling in connection with restricted stock grants to such individuals as compensation for their service as Board members.

ELECTION OF DIRECTORS
(Proposal No. 1)

The current number of members of the Board of Directors is eight. The terms of Ms. Dowling, Mr. Pelak and Ms. Sainz expire at this meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated each of Ms. Dowling, Mr. Pelak and Ms. Sainz for re-election to the Board of Directors for a three-year term, which will expire at the Company’s Annual Meeting in 2014 or when their successor is duly elected and qualified.

The nominees have expressed their willingness to serve, but if because of circumstances not contemplated a nominee is not available for election, the proxy holders appointed by proxy intend to vote for such other person or persons as the Board of Directors may nominate. Information with respect to each of the nominees is set forth in the section entitled “BUSINESS EXPERIENCE OF DIRECTORS.”

Vote and Recommendation

Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE PERSONS NOMINATED AS DIRECTOR.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)
(Proposal No. 2)

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, and our next three highest paid executives), as such compensation is described in Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain highly qualified executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other pre-established milestone-based performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement and related compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ target pay to our performance. Consistent with our performance-based compensation philosophy, we reserve a large portion of potential compensation for performance- and incentive-based programs. Our performance-based bonus program rewards short-term performance; while our equity awards, in the form of stock options and restricted stock units, coupled with our mandatory stock ownership guidelines, reward long-term performance and align the interests of management with those of our stockholders. The performance goals under our bonus program focus on financial objectives, along with pre-established qualitative milestone-based performance objectives, key elements that drive total stockholder return.

Key considerations in setting pay include:

•	Align the interests of our executive officers with those of our stockholders;

•	Tie annual and long-term compensation incentives to the achievement of specific financial and operational performance objectives;

•	Support our performance-based philosophy and culture; and

•	Focus on employee retention through our long-term equity programs.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2010, equity awards, in the form of stock options and restricted stock units, represented between 25% and 38% of our named executive officers’ compensation opportunity. Stock options more closely align the interests of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation at risk if our objectives are not achieved. Our equity awards also include restricted stock units, which serve as a strong retention tool.

We provide competitive pay opportunities that reflect best practices. The Compensation Committee of our board consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. Our named executive officers’ 2010 total compensation levels were at or above the market median for our peer group. This positioning places greater emphasis on long-term risk-based pay, alignment with stockholder interests and long-term retention.

We are committed to strong governance standards with respect to our compensation program, procedures and practices. In 2010, as part of its commitment to strong corporate governance and best practices, our Compensation Committee retained Towers Watson, an independent compensation consultant, with respect to the Company’s equity programs and other aspects of total compensation and employee retention. In addition, the Compensation Committee resources included third-party executive compensation market data specific to the medical device industry as part of its annual executive compensation review. In addition, our Compensation Committee has implemented stock ownership guidelines, equity compensation grant procedures and an annual process to assess the risks related to our company-wide compensation programs.

Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of Spectranetics approve, on an advisory basis, the compensation of Spectranetics’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.”

This Say-On-Pay Vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee will take the results of the Say-On-Pay Vote into consideration when making future decisions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY
(“FREQUENCY VOTE”)
(Proposal No. 3)

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

Summary

While we will continue to monitor developments in this area, the Board currently plans to seek an advisory vote on executive compensation every ONE YEAR. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between Spectranetics and our stockholders on the compensation of our named executive officers.

The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Recommendation

Based on the factors discussed, the Board determined to recommend that future Say-on-Pay advisory votes occur every ONE YEAR until the next frequency advisory vote.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation of Spectranetics’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, be submitted to an advisory vote of Spectranetics’ stockholders every: (i) one year, (ii) two years, or (iii) three years.”

This vote is advisory, and therefore not binding on Spectranetics, the Compensation Committee or the Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “ONE YEAR” AS THE FREQUENCY FOR WHICH STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 4)

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), which has served as independent auditor of the Company since September 2005, to serve as the Company’s independent registered public accounting firm for fiscal year 2011. A representative of EKS&H is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select a different independent registered public accounting firm for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of EKS&H. See “Report of the Audit Committee” earlier in this Proxy Statement for further information regarding the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF SUCH APPOINTMENT.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

As permitted by the Securities and Exchange Commission’s proxy rules, the Company will deliver only one annual report and one proxy statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of those stockholders. This practice is designed to reduce our printing and mailing costs. The Company will, upon written or oral request, promptly deliver a separate copy of the annual report and/or proxy statement to a stockholder at a shared address to which single copies of the documents were delivered. You may make such request by contacting the Company’s Corporate Secretary at 9965 Federal Drive, Colorado Springs, Colorado 80921, telephone (719) 633-8333. Stockholders wishing to receive a separate annual report and/or proxy statement in the future or stockholders sharing an address wishing to receive a single copy of each of the annual report and proxy statement in the future may also contact the Company’s Corporate Secretary as referenced above.

2010 ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2010 Annual Report to Stockholders has been mailed concurrently with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Annual Meeting. The 2010 Annual Report to Stockholders is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K FOR THE 2010 FISCAL YEAR

On March 14, 2011 we filed with the SEC an Annual Report on Form 10-K for the 2010 Fiscal Year. The Form 10-K has been reprinted as part of our 2010 Annual Report to Stockholders. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports, free of charge, from the SEC’s website at www.sec.gov or from our website at www.spectranetics.com, or by writing to our Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

OTHER MATTERS

The Board of Directors knows of no other matters, other than the matters set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the proxies will vote such proxy in accordance with their best judgment on any such matter. The persons named in the proxies will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

Under the applicable rules of the SEC, a stockholder who wishes to submit a stockholder proposal for inclusion in the proxy statement of the Board of Directors for the Annual Meeting of Stockholders to be held in 2012 must submit such proposal in writing to the Secretary of the Company at the Company’s principal executive offices no later than December 28, 2011. In addition, all stockholder proposals for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2012 must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. The Company’s By-laws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting (but that would not be included in the Company’s proxy statement) must notify the Secretary of the Company thereof in writing no earlier than 120 days and no later than 90 days prior to the preceding year’s meeting date. Such notice must set forth certain information specified in the Company’s By-Laws, as amended.

BY ORDER OF THE BOARD OF DIRECTORS
Roger Wertheimer
Vice President, General Counsel & Secretary

Dated April 27, 2011

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE SPECTRANETICS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 9, 2011
9:00 a.m. (MDT)

9945 Federal Drive
Colorado Springs, CO 80921

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 9, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" the nominees listed under Item 1, "FOR" the proposals in Items 2 and 4 and for "1 YEAR" on proposal 3 and, in the discretion of the Proxies, on any other matters which may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Guy A. Childs and Roger Wertheimer, and each of them, as Proxies with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.

111932

THE SPECTRANETICS CORPORATION

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/spnc
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 8, 2011.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 8, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

Proposal 1. Election of directors: 01 Anne Melissa Dowling 02 Maria Sainz 03 Daniel A. Pelak

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2. Advisory vote on the compensation of our named executive officers ("Say-on-Pay Vote") ☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote for 1 year:

Proposal 3. Advisory vote on determining the frequency of advisory vote on executive compensation ("Frequency Vote") ☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

Proposal 4. Ratification of appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company's independent registered public accounting firm for fiscal 2011. ☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.